Execution Copy
Published CUSIP Number: ___________

$205,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

VOXX INTERNATIONAL CORPORATION,
as the Company,

AUDIOVOX ACCESSORIES CORPORATION,
AUDIOVOX ELECTRONICS CORPORATION,
AUDIOVOX CONSUMER ELECTRONICS, INC.,
AMERICAN RADIO CORP.,
CODE SYSTEMS, INC.,
INVISION AUTOMOTIVE SYSTEMS INC.,
BATTERIES.COM, LLC, and
KLIPSCH GROUP, INC.,
as Domestic Borrowers,

VOXX INTERNATIONAL (GERMANY) GMBH,
as the Foreign Borrower,

CERTAIN DOMESTIC AND FOREIGN SUBSIDIARIES OF THE BORROWERS
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

FIFTH THIRD BANK and HSBC BANK USA, N.A.,
as Co-Syndication Agents

and

CITIBANK, N.A. and RBS CITIZENS, N.A.,
as Co-Documentation Agents

Dated as of March 14, 2012

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

Prepared by:
King & Spalding

i

Schedules

Schedule 1.1(a)	Investments
Schedule 1.1(b)	Liens
Schedule 1.1(c)	Existing Letters of Credit
Schedule 1.1(d)	Mandatory Cost
Schedule 3.3	Patriot Act Information
Schedule 3.12	Subsidiaries
Schedule 3.16(a)	Intellectual Property
Schedule 3.16(b)	Documents, Instruments and Tangible Chattel Paper
Schedule 3.16(c)	Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts, Uncertificated Investment Property
Schedule 3.16(d)	Commercial Tort Claims
Schedule 3.16(e)	Pledged Equity Interests
Schedule 3.16(f)(i)	Mortgaged Properties
Schedule 3.16(f)(ii)	Other Collateral Locations
Schedule 3.16(g)	Foreign Collateral
Schedule 3.21	Labor Matters
Schedule 3.23	Material Contracts
Schedule 3.24	Insurance
Schedule 3.29	Authorized Officers
Schedule 4.1(t)	Capitalization
Schedule 6.1(b)	Indebtedness
Schedule 6.9	Restricted Actions

Exhibits

Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Notice of Borrowing
Exhibit 1.1(d)	Form of Notice of Conversion/Extension
Exhibit 1.1(e)	Form of Permitted Acquisition Certificate
Exhibit 1.1(f)	Form of Bank Product Provider Notice
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(e)	Form of Revolving Loan Note
Exhibit 2.2(d)	Form of Term Loan Note
Exhibit 2.4(d)	Form of Swingline Loan Note
Exhibit 4.1(b)	Form of Officer’s Certificate
Exhibit 4.1(g)	Form of Solvency Certificate
Exhibit 4.1(p)	Form of Financial Condition Certificate
Exhibit 5.2(b)	Form of Officer’s Compliance Certificate

v

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 14, 2012, is by and among VOXX INTERNATIONAL CORPORATION, a Delaware corporation (the “Company”), AUDIOVOX ACCESSORIES CORPORATION, a Delaware corporation (“ACC”), AUDIOVOX ELECTRONICS CORPORATION, a Delaware corporation (“AEC”), AUDIOVOX CONSUMER ELECTRONICS, INC., a Delaware corporation (“ACEI”), AMERICAN RADIO CORP., a Georgia corporation (“ARC”), CODE SYSTEMS, INC., a Delaware corporation (“CSI”), INVISION AUTOMOTIVE SYSTEMS INC., a Delaware corporation (“IAS”), BATTERIES.COM, LLC, an Indiana limited liability company (“Batteries”), KLIPSCH GROUP, INC., an Indiana corporation (“Klipsch”, and together with the Company, ACC, AEC, ACEI, ARC, CSI, IAS and Batteries, each, a “Domestic Borrower” and collectively, the “Domestic Borrowers”), VOXX INTERNATIONAL (GERMANY) GMBH, a Gesellschaft mit beschränkter Haftung under the laws of the Federal Republic of Germany (the “Foreign Borrower”, and together with the Domestic Borrowers, each a “Borrower” and collectively the “Borrowers”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Domestic Borrowers entered into that certain Credit Agreement, dated as of March 1, 2011 (as amended, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”), by and among the Domestic Borrowers, certain domestic and foreign subsidiaries of the Domestic Borrowers, as guarantors, the lenders from time to time party thereto, and Wells Fargo Capital Finance, LLC, a Delaware limited liability company (which is an affiliate of the Administrative Agent), as agent for the lenders thereunder, pursuant to which the lenders thereunder made loans and other financial accommodations to the Domestic Borrowers in an aggregate amount of up to $175,000,000, as more particularly described therein;

WHEREAS, the Domestic Borrowers party to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement for purposes of adding the Foreign Borrower and certain of its Subsidiaries as Credit Parties, amending certain other provisions agreed upon by the parties hereto and obtaining loans and other financial accommodations in an aggregate amount of up to $205,000,000;

WHEREAS, Wells Fargo Capital Finance, LLC has resigned as agent under the Existing Credit Agreement, and the Borrowers and the Lenders party hereto wish to appoint Wells Fargo Bank, National Association as the successor Administrative Agent; and

WHEREAS, the Lenders have agreed to amend and restate the Existing Credit Agreement and make such loans and other financial accommodations to the Credit Parties, in each case on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree to amend and restate the Existing Credit Agreement in its entirety on the following terms and conditions:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Accessible Borrowing Availability” shall mean, as of any date of determination, the amount that the Borrower is able to borrow on such date under the Revolving Committed Amount under the terms of this Agreement.

“Account Designation Notice” shall mean the Account Designation Notice dated as of the Closing Date from the Company to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a).

“Acquired Company” shall mean a collective reference to Car Communication Holding GmbH, a Gesellschaft mit beschränkter Haftung under the laws of the Federal Republic of Germany, and its Subsidiaries.

“Acquisition” shall mean the purchase of the outstanding Equity Interests of the Acquired Company by the Foreign Borrower pursuant to the Acquisition Documents.

“Acquisition Agreement” shall mean that certain Sale and Purchase Agreement, dated as of February 7, 2012, among Foreign Borrower, as purchaser, the Sellers, as seller, and the Company, as guarantor.

“Acquisition Documents” shall mean (a) the Acquisition Agreement, and (b) any other material agreement, document or instrument executed in connection with the foregoing, in each case as in effect on the Closing Date.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Additional Domestic Credit Party” shall mean any Additional Credit Party that is a Domestic Subsidiary.

“Additional Foreign Credit Party” shall mean any Additional Credit Party that is a Foreign Subsidiary.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Aggregate U.S. Revolving Exposure” shall mean, at any time, the sum of the U.S. Revolving Credit Exposures of all U.S. Revolving Lenders at such time.

“Agreement” or “Credit Agreement” shall mean this Amended and Restated Credit Agreement, as amended, modified, extended, restated, amended and restated, replaced, or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.13 shall be in effect in determining LIBOR pursuant to clause (c) hereof, the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Terrorism Order” shall mean that certain Executive Order 13224 signed into law on September 23, 2001.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Total Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (c) that portion of the Term Loan comprised of Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (d) that portion of the Term Loan comprised of LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (e) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, and (f) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Margin
Level	Total Leverage Ratio	LIBOR Margin & L/C Fee	Base Rate Margin	Commitment Fee
I	Less than 1.00 to 1.00	1.25%	0.25%	0.15%
II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.5%	0.5%	0.2%
III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.75%	0.75%	0.25%
IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2%	1%	0.3%
V	Greater than or equal to 2.50 to 1.00	2.25%	1.25%	0.35%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the first Business Day after the date on which the Administrative Agent has received from the Company the quarterly financial information (in the case of the first three fiscal quarters of the Company's fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Company's fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level V until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Total Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Margins shall be set with pricing no lower than that set forth in Level IV until the financial information and certificates required to be delivered pursuant to Section 5.1 and 5.2 for the first full fiscal quarter to occur following the Closing Date have been delivered to the Administrative Agent, for distribution to the Lenders. In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Company shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay, or cause the other Borrowers to pay, to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 2.8 and Article VII.

“Applicable Percentage” shall mean, with respect to any U.S. Revolving Lender, the percentage of the total U.S. Revolving Commitments represented by such U.S. Revolving Lender's U.S. Revolving Commitment. If the U.S. Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the U.S. Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Time” shall mean, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean WFS.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term “Asset Disposition” shall not include (a) the sale, lease, transfer or other disposition of assets permitted by Subsections 6.4(a)(i) through (vii), or (b) any issuance by the Company of its Equity Interests.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.

“Authorized Officers” shall mean the Responsible Officers set forth on Schedule 3.29.

“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b), the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider. Any Bank Product established from and after the time that the Lenders have received written notice from the Company or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 9.1, shall not be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b).
“Bank Product Amount” shall have the meaning set forth in the definition of Bank Product.
“Bank Product Debt” shall mean the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.
“Bank Product Provider” shall mean any Person that provides Bank Products to a Credit Party or any Subsidiary to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person's Affiliate ceased to be a Lender).
“Bank Product Provider Notice” shall mean a notice substantially in the form of Exhibit 1.1(f).
“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

“Board of Directors” shall mean the board of directors (or comparable managers) of the Company or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market, (b) with respect to any Loan denominated in a Foreign Currency, the term “Business Day” shall also exclude any day that is not a Target Settlement Day and (c) in the case of a Loan denominated in a Foreign Currency other than Euro, the term “Business Day” shall also exclude any day on which commercial banks in the home country of such Foreign Currency are authorized or required by law to close or are not open for foreign exchange dealings between banks in the exchange of the home country of the applicable Foreign Currency.

“Canadian Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Audio Products International Corp., a corporation formed under the laws of the Province of Ontario and (b) Audiovox Canada Limited, a corporation formed under the laws of the Province of Ontario; each sometimes being referred to herein as a “Canadian Guarantor”.

“Canadian Security Documents” shall mean, collectively, (a) the Amended and Restated General Security Agreement granted by the Canadian Guarantor and the other Credit Parties that have Collateral located in Canada (including Canadian Intellectual Property); (b) the Amended and Restated Trademark Security Agreements, the Amended and Restated Copyright Security Agreements, the Amended and Restated Patent Security Agreements and the Amended and Restated Industrial Design Agreements granted by a Canadian Guarantor or any Credit Party owning Canadian Intellectual Property (or, with respect to Audio Productions International Corp., U.S. Intellectual Property); (c) any Deposit Account Control Agreement in respect of depository accounts located in Canada and (d) all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, all or any portion of the Credit Party Obligations or the Foreign Obligations, as applicable, whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent's security interests and liens arising thereunder, including, without limitation, Personal Property Security Act financing statements.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar or Foreign Currency denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody's is at least P-1 or the equivalent thereof from Moody's (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7), and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“Cash Management Services” shall mean any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) reflecting a change in interpretation of (a) or (b) above by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) at any time that the Permitted Holders are not directly or indirectly the “beneficial owner” (as such term is used in Rule 13d- 3 of the Exchange Act) of at least thirty (30%) percent of the voting power of the Voting Stock of the Company then entitled to vote; (b) any “person” or “group” (as such terms are used in Rule 13d- 5 of the Exchange Act, and Sections 13(d) and 14(d) of the Exchange Act) of persons, other than the Permitted Holders, becomes, directly or indirectly, in a single transaction or in a related series of transactions, the “beneficial owner” (as such term is used in Rule 13d- 3 of the Exchange Act) of a greater percentage than is owned by the Permitted Holders of the voting power of the Voting Stock of the Company then entitled to vote; (c) the Continuing Directors shall cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (d) except as otherwise expressly permitted herein, the Company shall cease to be the direct or indirect holder and owner of one hundred (100%) percent of the voting power of the Voting Stock of the other Credit Parties then entitled to vote.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity, (b) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity and (c) real property subject to Liens permitted by Section 6.2(r) and 6.2(s).

“Commitment” shall mean the U.S. Revolving Commitments, the Multicurrency Revolving Commitments the LOC Commitment, the Term Loan Commitments and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Percentage” shall mean the U.S. Revolving Commitment Percentage, the Multicurrency Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is five (5) days prior to the Maturity Date.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with any Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes any Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Material Adverse Effect” shall mean a material adverse change of the business or operation of the Acquired Company and its Subsidiaries other than any change or effect resulting from (i) the general economic conditions, including the general developments of the capital markets or conditions affecting companies and undertakings generally in the industries in which the Acquired Company and its Subsidiaries operate (ii) any disruptions to any business of the Acquired Company and its Subsidiaries, which is attributable to the announcement of the Acquisition Agreement or the transactions contemplated thereby and (iii) any changes in the laws of any relevant jurisdictions or the interpretations thereof taken as a whole which (x) causes a financial loss to the Acquired Company and its Subsidiaries of more than €4,000,000.00 (in words: four million Euro), (y) causes a reduction of more than 20% in consolidated turnover of the Acquired Company and its Subsidiaries in the 12 month period immediately following the Signing Date (as defined in the Acquisition Agreement) or (z) will result in EBITDA (as defined in the Acquisition Agreement) of the Acquired Company and its Subsidiaries in the 12 month period immediately following the Signing Date (as defined in the Acquisition Agreement) which is at least 20% lower than it would have been, had the respective material adverse change not taken place; unless the effects of such adverse change are covered by insurance or the Sellers otherwise have compensated such adverse change.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Company and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Assets” shall mean, as of any date of determination, the Consolidated assets of the Company and its Subsidiaries at such date, as determined in accordance with GAAP.

“Consolidated Capital Expenditures” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, for the Company and its Subsidiaries on a Consolidated basis, the aggregate of all expenditures by the Credit Parties and their Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided that Consolidated Capital Expenditures shall exclude (a) Indebtedness permitted under Section 6.1(i) or Section 6.1(j) and (b) an additional $8,000,000 in capital expenditures with respect to the Indiana Project and the Florida Project.

“Consolidated EBIT” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, for the Company and its Subsidiaries on a Consolidated basis and without duplication, the sum of (a) Consolidated EBITDA minus (b) depreciation minus (c) amortization, in each case, determined on a Consolidated basis in accordance with GAAP.

“Consolidated EBIT to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBIT on such date to (b) Consolidated Interest Expense.

“Consolidated EBITDA” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, without duplication, the Consolidated Net Income (or loss) of the Company and its Subsidiaries on a Consolidated Basis, minus (a) non-cash extraordinary gains minus (b) interest income, plus, (c) to the extent deducted in calculating Consolidated Net Income for such period: (i) non-cash extraordinary losses, (ii) Consolidated Interest Expense, (iii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes), (iv) non-cash charges related to goodwill impairment and impairment of non-cash intangibles, (v) closing costs incurred in connection with the Acquisition and the senior credit facilities related to this Agreement, and (vi) depreciation and amortization of the Company and its Subsidiaries for such period, in each case, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Funded Debt” shall mean, as of any date of determination, Funded Debt of the Company and its Subsidiaries on a Consolidated basis.

“Consolidated Interest Expense” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, the aggregate of the interest expense of the Company and its Subsidiaries for such period, without duplication, determined on a Consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Expense for the fiscal quarters ending May 31, 2012, August 31, 2012 and November 30, 2012, Consolidated Interest Expense shall be annualized during such fiscal quarters such that (a) for the calculation of Consolidated Interest Expense as of May 31, 2012, Consolidated Interest Expense for the fiscal quarter then ending will be multiplied by four (4), (b) for the calculation of Consolidated Interest Expense as of August 31, 2012, Consolidated Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of Consolidated Interest Expense as of November 30, 2012, Consolidated Interest Expense for the three fiscal quarter period then ending will be multiplied by one and one‑third (1 1/3).

“Consolidated Net Income” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, the net income (excluding (a) gains from Dispositions not in the ordinary course of business, (b) gains from the early extinguishment of Indebtedness, (c) all non-cash income, (d) tax credits, rebates and other benefits and (e) income received from joint venture investments to the extent not received in cash by a Credit Party) of the Company and its Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.

“Continuing Director” shall mean (a) any member of the Board of Directors of the Company who was a director (or comparable manager) on the Closing Date, after giving effect to the execution and delivery of this Agreement and the other transactions contemplated hereby to occur on such date, and (b) any individual who becomes a member of the Board of Directors of the Company after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Bank Product).

“Credit Party” shall mean any of the Borrowers or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) the Obligations and (b) for purposes of the Guaranty, the Security Documents and all provisions under the other Credit Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, all Bank Product Debt.

“Debt Issuance” shall mean the issuance of any Indebtedness by any Credit Party or any of its Subsidiaries (excluding any issuance by any Credit Party or any of its Subsidiaries of any Equity Interests or any Indebtedness of any Credit Party or any of its Subsidiaries permitted to be incurred pursuant to Sections 6.1(a)-(m) hereof).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans, (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 2.00% per annum, and (c) when used with respect to any other fee or amount due hereunder, an interest rate equal to (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2% per annum.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has,

(i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Company, the Issuing Lender, the Swingline Lender and each Lender.

“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and the Company and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein or any foreign equivalent thereof, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Disposition” shall have the meaning set forth in Section 6.4.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate (as determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Borrower” or “Domestic Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.

“Domestic Credit Party” or “Domestic Credit Parties” shall mean any of the Domestic Borrowers or the Domestic Guarantors.

“Domestic Guarantor” shall mean (a) any of the Domestic Subsidiaries of the Domestic Borrowers identified as a “Domestic Guarantor” on the signature pages hereto, (b) following the execution of a Joinder Agreement pursuant to Section 5.14(f)(iv), the Mexican Guarantor, the Canadian Guarantor, the Venezuela Guarantor and the Dutch Guarantor and (c) any Additional Domestic Credit Party or Foreign Credit Party that executes a Joinder Agreement in order to become a Domestic Guarantor, together with their successors and permitted assigns.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender's Domestic Lending Office shown in such Lender's Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Obligations” shall mean all Credit Party Obligations of the Domestic Borrowers and the Domestic Guarantors.

“Domestic Revolving Loan” shall mean any Revolving Loan denominated in Dollars.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Dutch Guarantor” shall mean Klipsch Group Europe, B.V., a private company with limited liability with its corporate seat in Leiden, the Netherlands, and its successors and assigns.

“Dutch Parallel Debt” shall have the meaning set forth in Section 9.31(a).

“Dutch Security Documents” shall mean, collectively, (a) a Dutch law notarial share pledge deed creating a right of pledge (with conditional transfer of voting rights) over the shares and any future shares in the share capital of Klipsch Group Europe B.V. and (b) a Dutch law pledge deed creating a right of pledge over certain of Klipsch Group Europe B.V.'s receivables and tangible assets, in favor of the Administrative Agent.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Swingline Lender and the Issuing Lender and (iii) unless an Event of Default has occurred and is continuing and so long as the Primary Syndication of the Loans has been completed, the Company (each such approval not to be unreasonably withheld or delayed), provided, that, the Company shall be deemed to have approved such Person unless it shall object thereto by written notice to the Administrative Agent (A) within five (5) Business Days after having received notice thereof and (B) notwithstanding the foregoing, “Eligible Assignee” shall not include (1) any Credit Party or any of the Credit Party's Affiliates or Subsidiaries, (2) any Person holding Subordinated Debt of the Credit Parties or any of such Person's Affiliates or (3) any Defaulting Lender (or any of their Affiliates).

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union (Official Journal C 191, July 29, 1992).

“EMU Legislation” shall mean legislative measures of the European Council (including, without limitation, European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Euro Unit” shall mean the currency unit of the Euro.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Existing Credit Agreement” shall have the meaning set forth in the preamble.

“Existing Letter of Credit” shall mean each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 1.1(c) hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Sharing Event (but before giving effect to any actions to occur on such date pursuant to Article XI) of which (a) the numerator shall be the sum of (i) the then outstanding Revolving Loans and Term Loan held by such Lender plus (ii) Participation Interests of such Lender in Letters of Credit and Swingline Loans (in each case taking the Dollar Equivalent of any amounts expressed in a Foreign Currency on the date of the occurrence of the Sharing Event) and (b) the denominator of which shall be the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Term Loans plus (ii) the aggregate of all LOC Obligations and the aggregate principal amount of all Swingline Loans (in each case taking the Dollar Equivalent of any amounts expressed in a Foreign Currency on the date of the occurrence of the Sharing Event).

“Excluded Foreign Subsidiary” shall mean, Audiovox German Holdings GmbH, Audiovox Incaar Systems GmbH, Magnat Audio Produtke GmbH, Oehlbach Kabel GmbH, Schwaiger GmbH, Audiovox Audio Produkte GmbH and any Subsidiary of the Company that is not a Borrower and is not required pursuant to the terms of Section 5.10 and Section 5.12 to become a Guarantor or pledge Collateral.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient, (a) Taxes imposed on or measured by the Recipient's net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as the result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.16(g) and (d) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, as a result of a Recovery Event (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the letter agreement dated February 6, 2012, addressed to the Company from Wells Fargo and WFS, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards or any similar requirements or provisions under any foreign Requirement of Law.

“Florida Project” shall mean a project to consolidate the manufacturing facilities and operations of the Company and its Subsidiaries in the State of Florida.

“Foreign Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Foreign Collateral” shall mean a collective reference to the collateral owned by the Foreign Credit Parties which is identified in, and at any time will be covered by, the Foreign Security Documents and any other foreign collateral that may from time to time secure the Foreign Obligations.

“Foreign Credit Party” or “Foreign Credit Parties” shall mean any Credit Party that is not a Domestic Credit Party.

“Foreign Currency” shall mean Euros.

“Foreign Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in a Foreign Currency as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Revolving Loan” shall mean any Revolving Loan denominated in a Foreign Currency.

“Foreign Currency Sublimit” shall mean the Euro equivalent of $50,000,000.

“Foreign Currency Sublimit Allocation” shall mean (i) with respect to the Foreign Borrower, the Foreign Currency Sublimit and (ii) with respect to the Domestic Borrowers, the Euro equivalent of $15,000,000.

“Foreign Guarantors” shall mean (a) following the execution of a Joinder Agreement pursuant to Section 5.14(f)(iv), the German Guarantors and the Hungarian Guarantor, (b) the Domestic Credit Parties and (c) any Additional Credit Party that executes a Joinder Agreement to guaranty Foreign Obligations, together with their successors and permitted assigns.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, any Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Obligations” shall mean all Credit Party Obligations of the Foreign Credit Parties.

“Foreign Pension Plan” shall mean any benefit or welfare plan that under applicable law outside of the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Security Documents” shall mean, collectively, the German Security Documents, the Canadian Security Documents, the Dutch Security Documents, the Hungarian Security Documents, the Mexican Security Documents, the Venezuela Security Documents and any other security agreement, pledge agreement or similar document securing the Foreign Obligations.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender's Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender's Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person (other than Indebtedness set forth in clauses (e), (i) or (m) (solely to the extent such clause (m) relates to Indebtedness under clause (e) or (i) thereof) of such definition).

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3; provided, further, that after an election by the Company to convert to IFRS, references in this Agreement to GAAP shall be deemed to refer to IFRS.

“German Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Car Communication Holding GmbH, a Gesellschaft mit beschränkter Haftung under the laws of the Federal Republic of Germany and (b) Hirschmann Car Communication GmbH, a Gesellschaft mit beschränkter Haftung under the laws of the Federal Republic of Germany; each sometimes being referred to herein as a “German Guarantor”.

“German Parallel Debt” shall have the meaning set forth in Section 9.31(b).

“German Security Documents” shall mean, collectively, (a) the pledges over the shares in the Foreign Borrower and the German Guarantors, (b) the pledges over the bank accounts of the Foreign Borrower and the German Guarantors, (c), the global security assignment of the receivables of the Foreign Borrower and the German Guarantors, (d) the security transfer of the assets of Hirschmann Car Communication GmbH and (e) the security assignment or pledge of the IP rights (including patents) of Hirschmann Car Communication GmbH and any other agreement or document governed by German law providing security for the claims of the Lenders or the Administrative Agent under the Credit Agreement and the other Credit Documents.

“Government Acts” shall have the meaning set forth in Section 2.17.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean the Domestic Guarantors and the Foreign Guarantors.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Hungarian Guarantor” shall mean Hirschmann Car Communication Kft., a limited liability corporation (Korlátolt Felelõsségû Társaság) organized under the laws of Hungary.

“Hungarian Security Documents” shall mean, collectively, the documents governed by Hungarian law purporting to create, establish or grant security interest in favor of the Administrative Agent executed by the Hungarian Guarantor or any of the other Credit Parties, including any amendment, restatement, novation, confirmation of or supplement to any of such documents.

“IFRS” shall mean, as of any date of determination, the International Financial Reporting Standards adopted by the International Accounting Standards Board, as applicable on such date, consistently applied, as in effect from time to time, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9, to the provisions of Section 1.3.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Subsidiary of the Company (other than a Borrower) that, together with its Subsidiaries, (a) generates less than 2% of Consolidated EBITDA on a Pro Forma Basis for the four (4) fiscal quarter period most recently ended or (b) owns less than 2% of the Consolidated Assets as of the last day of the most recently ended fiscal quarter of the Company.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within nine months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration or is convertible (at the request of the holders thereof or otherwise) into a type of Indebtedness set forth in the other classes of this definition, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon and (m) all obligations of the type described in (a) through (l) of this definition of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer (unless such Indebtedness is expressly made non-recourse to such Person).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Indiana Project” shall mean a project to consolidate the operations of the Company and its Subsidiaries in the State of Indiana.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Intercompany Debt” shall have the meaning set forth in Section 9.19.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Margin”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each February, May, August and November and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)    initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter as selected by the Company in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b)    thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)    if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)    if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected (A) with respect to any Loan denominated in Dollars, an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan and (B) with respect to any Loan denominated in a Foreign Currency a LIBOR Rate Loan with an Interest Period of one month;

(iv)    no Interest Period in respect of any Loan shall extend beyond the Maturity Date and, further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(v)    no more than eight (8) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Equity Interests, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Lender” shall mean Wells Fargo together with any successor.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean a Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Lender” shall mean any of the several banks and other financial institutions as are, or may from time to time become parties to this Agreement (including, without limitation, the Issuing Lender and the Swingline Lender); provided that notwithstanding the foregoing, “Lender” shall not include (1) any Credit Party or any of the Credit Party's Affiliates or Subsidiaries, (2) any Person holding Subordinated Debt of the Credit Parties or any of such Person's Affiliates or (3) any Defaulting Lender (or any of their Affiliates).

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment, Revolving Commitment Percentage and/or Term Loan Commitment Percentage.

“Letter of Credit” shall mean (a) any standby or commercial letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time in accordance with the terms of this Agreement.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) and, in the case of a Foreign Currency, the appropriate page of the Reuters Screen which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency, as the London interbank offered rate for deposits in Dollars or such Foreign Currency at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars or such Foreign Currency in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected. With respect to any LIBOR Rate Loan denominated in Euros, for any Interest Period, “LIBOR” shall mean the rate equal to the sum of (A) the rate determined in accordance with the foregoing terms of this definition plus (B) any Mandatory Cost for such Interest Period.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender's LIBOR Lending Office in such Lender's Administrative Questionnaire (including any office designated as its LIBOR Lending Office for Foreign Currency Revolving Loans); and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a LIBOR rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent in accordance with the definition of “LIBOR”.

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate. LIBOR Rate Loans may be denominated in Dollars or a Foreign Currency.

“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).

“Loan” shall mean a Revolving Loan, the Term Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit up to such Lender's Revolving Commitment Percentage of the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory Cost” shall mean, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1(d).

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Material Adverse Effect” shall mean a material adverse change in, or material adverse effect on (a) the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement, any of the Notes or any other Credit Document or of the ability of the Credit Parties, taken as a whole, to perform their obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the legality, validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean (a) any contract, license or other agreement listed on Schedule 3.23, (b) any contract, license or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries involving aggregate consideration payable to or by any Credit Party or any Subsidiary of a Credit Party of $5,000,000 per annum or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than sixty (60) days notice without penalty or premium) and (c) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Foreign Subsidiary” shall mean, as of any date of determination, any Foreign Subsidiary of the Company (other than Excluded Foreign Subsidiaries) that, together with its Subsidiaries, (a) generates more than 2% of Consolidated EBITDA on a Pro Forma Basis for the four (4) fiscal quarter period most recently ended or (b) owns more than 2% of the Consolidated Assets as of the last day of the most recently ended fiscal quarter of the Company; provided, however, that if at any time there are Foreign Subsidiaries which are not classified as “Material Foreign Subsidiaries” but which collectively (i) generate more than 5% of Consolidated EBITDA on a Pro Forma Basis or (ii) own more than 5% of the Consolidated Assets as of the last day of the most recently ended fiscal quarter of the Company, then the Company shall promptly designate one or more of such Foreign Subsidiaries as Material Foreign Subsidiaries and cause any such Foreign Subsidiaries to comply with the provisions of Section 5.10 such that, after such Foreign Subsidiaries become Guarantors hereunder, the Foreign Subsidiaries that are not Guarantors shall (iii) generate less than 5% of Consolidated EBITDA and (iv) own less than 5% of the Consolidated Assets.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the date that is five (5) years following the Closing Date; provided, however, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

“Mexican Guarantor” shall mean, Audiovox Mexico, S de RL de CV.

“Mexican Security Documents” shall mean, collectively (a) a Non-Possessory Pledge Agreement (Contrato de Prenda sin Trasmisión de Posesión) to be entered into by and between the Mexican Guarantor and Administrative Agent, which would create a first priority security interest (subject to Permitted Liens) over all the Collateral owned by the Mexican Guarantor to secure the obligations of Borrowers and Guarantors under the Credit Documents; and (b) an Equity Quota Pledge Agreement (Contrato de Prenda Sobre Partes Sociales) to be entered into by and between the equity-holders of the Mexican Guarantor and Administrative Agent with the appearance of the Mexican Guarantor for corporate compliance purposes, which would create a first priority pledge (subject to Permitted Liens) over the capital stock of the Mexican Guarantor to secure the obligations of Borrowers and Guarantors under the Credit Documents..

“Moody's” shall mean Moody's Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy (or a foreign equivalent thereof) issued by a title insurance company (the “Title Insurance Company”) reasonably selected by the Administrative Agent in an amount reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” shall mean any owned or leased real property of a Credit Party listed on Schedule 3.16(f)(i) and any other owned or leased real property of a Credit Party that is or will become encumbered by a Mortgage Instrument in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Multicurrency Revolving Commitment” shall mean, with respect to each Multicurrency Revolving Lender, the commitment of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Multicurrency Revolving Lender's Multicurrency Revolving Commitment Percentage of the Multicurrency Revolving Committed Amount.

“Multicurrency Revolving Commitment Percentage” shall mean, for each Multicurrency Revolving Lender, the percentage identified as its Multicurrency Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment and Assumption pursuant to which such Multicurrency Revolving Lender became a Multicurrency Revolving Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Multicurrency Revolving Committed Amount” shall have the meaning set forth in Section 2.1(B)(a).

“Multicurrency Revolving Facility” shall have the meaning set forth in Section 2.1(B)(a).

“Multicurrency Revolving Lender” shall mean, as of any date of determination, a Lender holding a Multicurrency Revolving Commitment or a Multicurrency Revolving Loan on such date.

“Multicurrency Revolving Loan” shall have the meaning set forth in Section 2.1(B)(a).

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition, Debt Issuance or Extraordinary Receipt, net of (a) reasonable and customary costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith and paid to Persons who are not Credit Parties or their Affiliates and (b) taxes paid or reasonably estimated to be payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition, Debt Issuance or Extraordinary Receipt and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender' shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” or “Notes” shall mean the Revolving Loan Notes, the Term Loan Notes and/or the Swingline Loan Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a U.S. Revolving Loan borrowing pursuant to Section 2.1(A)(b)(i), a request for a Multicurrency Revolving Loan borrowing pursuant to Section 2.1(B)(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(c).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(d).

“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders (including the Swingline Lender and the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“OFAC” shall mean the U.S. Department of the Treasury's Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participating Member State” shall mean each country so described in any EMU Legislation.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.6.

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3 and in Swingline Loans as provided in Section 2.4.

“Participant Register” has the meaning specified in Section 9.6(d).

“Patent Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person, (b) a Person that is incorporated, formed or organized by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case so long as:

(i)    no Default or Event of Default shall then exist or would exist immediately after giving effect thereto;

(ii)    the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Total Leverage Ratio shall be 0.25 to 1.0 less than the then applicable level set forth in Section 5.9;

(iii)    the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 (subject to Permitted Liens) and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10;

(iv)    the Administrative Agent and the Lenders shall have received (A) a description of the material terms of such acquisition, (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (C) Consolidated projected income statements of the Credit Parties and their Subsidiaries (giving effect to such acquisition), and (D) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition with a purchase price in excess of $2,000,000, a certificate substantially in the form of Exhibit 1.1(e), executed by an Authorized Officer of the Company certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(v)    the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date, and after giving effect to any pro forma adjustments reasonably acceptable to the Administrative Agent, in an amount greater than $0;

(vi)    such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target;

(vii)    after giving effect to such acquisition, there shall be at least $25,000,000 of Accessible Borrowing Availability; and

(viii)    the aggregate consideration (including, without limitation, equity consideration, earn out obligations, deferred compensation, non-competition arrangements and the amount of Indebtedness and other liabilities incurred or assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries for all acquisitions (other than the Acquisition on the Closing Date) made during the term of this Agreement shall not exceed $25,000,000.

“Permitted Holders” shall mean, as of the date of determination, (a) John J. Shalam, his spouse, their ancestors or lineal descendants (by blood or adoption) and the spouses of such ancestors or lineal descendants (by blood or adoption) (collectively, the “Shalam Associates”), (b) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of John J. Shalam or any other Shalam Associates, (c) a trust or custodianship, to the extent that the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only John J. Shalam and any other Shalam Associates, (d) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are John J. Shalam or any other Shalam Associates, and (e) any corporation, partnership or other Person controlled by, controlling or under common control with any Person controlled by any of the Persons included in clause (a) of this definition (as the term “controlled” is defined in the definition of the term “Affiliate” herein).

“Permitted Investments” shall have the meaning set forth in Section 6.5.

“Permitted Liens” shall have the meaning set forth in Section 6.2.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Primary Syndication” shall mean any assignments by the Administrative Agent in order to effectuate the initial post-closing syndication made on or prior to the earlier of (a) the date that is ninety (90) days after the Closing Date and (b) the completion of all assignments relating to the completion of a successful syndication.

“Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by the Administrative Agent at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender, (c) the Swingline Lender and (d) the Issuing Lender, as applicable.

“Recovery Event” shall mean the receipt by any Credit Party or its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Register” shall have the meaning set forth in Section 9.6(c).

“Reimbursement Obligation” shall mean the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of (a) the outstanding Revolving Commitments and Term Loan or (b) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender's Commitments.

“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, for any Credit Party, the chief executive officer, the president, general counsel or chief financial officer of such Credit Party and any additional responsible officer that is designated as such to the Administrative Agent in its reasonable discretion.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries, (e) the payment by any Credit Party or any of its Subsidiaries of any management, advisory or consulting fee to any Affiliate of a Credit Party or any of their Subsidiaries or (f) the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party or such Subsidiary.

“Revaluation Date” shall mean each of the following: (a) each date a Loan is made pursuant to Section 2.1; (b) each date a Loan is converted to or continued as a LIBOR Rate Loan pursuant to the terms of this Agreement; (c) each date a Revolving Loan is made to reimburse a Swingline Loan or drawing under a Letter of Credit or a Participation Interest is required to be purchased in an outstanding Swingline Loan or outstanding LOC Obligation pursuant to the terms of this Agreement; (d) the last Business Day of each calendar month; and (e) such additional dates as the Administrative Agent or the Required Lenders shall reasonably specify.

“Revolving Availability Amount” shall mean, with respect to the U.S. Revolving Loans, (a) on the Closing Date, $40,000,000, (b) for the period from and including the day following the Closing Date to and including August 31, 2012, $60,000,000, (c) for the period from and including September 1, 2012 to and including November 30, 2012, $80,000,000, (d) for the period from and including December 1, 2012 to and including August 31, 2013, $60,000,000, (e) for the period from and including September 1, 2013 to and including November 30, 2013, $80,000,000 and (f) for the period from and including December 1, 2013 to and including the Maturity Date, $60,000,000.

“Revolving Commitment” shall mean a U.S. Revolving Commitment and/or a Multicurrency Revolving Commitment, as appropriate.

“Revolving Commitment Percentage” shall mean for each Revolving Lender, such Lender's U.S. Revolving Commitment Percentage and/or Multicurrency Commitment Percentage, as appropriate.

“Revolving Committed Amount” shall mean the U.S. Revolving Committed Amount and/or a Multicurrency Revolving Committed Amount, as appropriate.

“Revolving Facility” shall mean the U.S. Revolving Facility and/or a Multicurrency Revolving Facility, as appropriate.

“Revolving Lender” shall mean a U.S. Revolving Lender and/or a Multicurrency Revolving Lender, as appropriate.

“Revolving Loan” shall mean a U.S. Revolving Loan and/or a Multicurrency Revolving Loan, as appropriate.

“Revolving Loan Note” or “Revolving Loan Notes” shall mean the Revolving Loan Notes, individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“S&P” shall mean Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes‑Oxley” shall mean the Sarbanes‑Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” shall mean the Administrative Agent, the Lenders and the Bank Product Providers.

“Securities Account Control Agreement” shall mean an agreement, among a Credit Party, a securities intermediary, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein or any foreign equivalent thereof, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley, any foreign equivalent of the Securities Act, the Exchange Act and Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Documents” shall mean the U.S. Security Agreement, the U.S. Pledge Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement, the Mortgage Instruments, the Foreign Security Documents and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, all or any portion of the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent's security interests and liens arising thereunder, including, without limitation, UCC financing statements and any foreign equivalent thereof.

“Sellers” shall mean, collectively, Viktor Schicker, IRS Profil GmbH, Ludwig Geis and Jochim Brandes.

“Sharing Event” shall mean (a) the occurrence and continuance of any Event of Default under Section 7.1(f), (b) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case in accordance with Section 7.2 or (c) the failure of any Borrower to pay any principal of, or interest on, any Loans or any LOC Obligations on the Maturity Date.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Solvent” shall mean, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person's assets is greater than all of such Person's debts.

“Spot Rate” shall mean, for any currency, the rate determined by the Administrative Agent, to be the rate quoted by the Person acting in such capacity, as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms reasonably acceptable to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender's Swingline Commitment as specified in Section 2.4(a).

“Swingline Exposure” shall mean, with respect to any Lender, an amount equal to the Applicable Percentage of such Lender multiplied by the principal amount of outstanding Swingline Loans.

“Swingline Lender” shall mean Wells Fargo and any successor swingline lender.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Loan Note” shall mean the promissory note of the Domestic Borrowers in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Target Settlement Day” shall mean any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender's Term Loan Commitment Percentage of the Term Loan Committed Amount.

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter, or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Term Loan Facility” shall have the meaning set forth in Section 2.2(a).

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Domestic Borrowers (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Title Insurance Company” shall have the meaning set forth in the definition of “Mortgage Policy”.

“Total Leverage Ratio” shall mean, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt on such date to (b) Consolidated EBITDA for the four (4) consecutive quarters ending on such date (or, for purposes other than measuring compliance with the financial covenants set forth in Section 5.9, on the most recently ended four (4) consecutive fiscal quarters for which financial statements are available).

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents and the consummation of the Acquisition and the other transactions contemplated hereby and pursuant to the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“UCP” means, with respect to any commercial Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, UCP 600, published by the International Chamber of Commerce (or, if L/C Issuer will agree at the time of issuance, such later version thereof as may be in effect immediately prior to the issuance of such Letter of Credit, the extension of the expiry date thereof or any increase of the amount thereof).

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” shall mean the U.S. Pledge Agreement dated as of the Closing Date executed by the Credit Parties (to the extent organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia) in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“U.S. Revolving Commitment” shall mean, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender to make U.S. Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such U.S. Revolving Lender's U.S. Revolving Commitment Percentage of the U.S. Revolving Committed Amount.

“U.S. Revolving Commitment Percentage” shall mean, for each U.S. Revolving Lender, the percentage identified as its U.S. Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment and Assumption pursuant to which such U.S. Revolving Lender became a U.S. Revolving Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“U.S. Revolving Committed Amount” shall have the meaning set forth in Section 2.1(A)(a).

“U.S. Revolving Credit Exposure” shall mean, as to any U.S. Revolving Lender at any time, the sum of such U.S. Revolving Lender's (a) U.S. Revolving Commitment Percentage of outstanding U.S. Revolving Loans plus (b) Participation Interests in LOC Obligations plus (c) Participation Interests in Swingline Loans at such time.

“U.S. Revolving Facility” shall have the meaning set forth in Section 2.1(A)(a).

“U.S. Revolving Lender” shall mean, as of any date of determination, a Lender holding a U.S. Revolving Commitment, a U.S. Revolving Loan or a Participation Interest on such date.

“U.S. Revolving Loan” shall have the meaning set forth in Section 2.1(A)(a).

“U.S. Security Agreement” shall mean the U.S. Security Agreement dated as of the Closing Date executed by the Credit Parties (to the extent organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia) in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.16.

“Venezuela Guarantor” shall mean, Audiovox Venezuela C.A.

“Venezuela Security Documents” shall mean, collectively, the documents governed by Venezuelan law purporting to create, establish or grant security interest in favor of the Administrative Agent executed by the Venezuela Guarantor or any of the other Credit Parties, including any amendment, restatement, novation, confirmation of or supplement to any of such documents.

“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with its successors and/or assigns.

“WFS” shall mean Wells Fargo Securities, LLC, together with its successors and assigns.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2    Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

Section 1.3    Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Company, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of the Financial Accounting Standards Board's Accounting Standards Codifications 825 and 470-20 on financial liabilities shall be disregarded.

(i)     all references herein to consolidated financial statements of the Company and its Subsidiaries shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to the Financial Accounting Standards Board's Accounting Standards Codification 810 as if such variable interest entity were a Subsidiary as defined herein. Notwithstanding the preceding sentence, the parties hereto specifically agree to exclude any impact of the variable interest entities on the Company or its Subsidiaries' financial position or results of operations in any calculation made under this Agreement (including, without limitation, the calculation of any component of the financial covenant ratios required to be calculated under the terms of this Agreement); and
(ii)      all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (A) without giving effect to any election under the Financial Accounting Standards Board's Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under the Financial Accounting Standards Board's Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (C) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any operating lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

(b)    Changes in GAAP. If at any time any change in GAAP, an election by the Company to convert to IFRS or a change in IFRS would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, conversion to IFRS or change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (or following a conversion to IFRS, IFRS prior to such change) and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, conversion to IFRS or change in IFRS.

(c)    Financial Covenant Calculations. The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 and for purposes of determining the Applicable Margin, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Disposition permitted by Section 6.4(a)(viii) or Section 6.4(a)(ix), (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 1.4    Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5    Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by an Authorized Officer.

Section 1.6    Computation of Dollar Amounts; Exchange Rates; Currency Equivalents.

(a)    The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalents of Loans outstanding hereunder denominated in a Foreign Currency. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b)    Wherever in this Agreement, in connection with the making of any Loan, any conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent, as reasonably determined by the Administrative Agent.

(c)    Wherever in this Agreement an amount is expressed in Dollars, it shall be deemed to refer to the Dollar Equivalent or Foreign Currency Equivalent thereof, as applicable.

(d)    Determinations by the Administrative Agent pursuant to this Section shall be conclusive absent demonstrable error.

(e)    Subject to the provisions of Section 9.27, each provision in this Agreement relating to payments to be made by the Borrowers on account of principal, interest and fees which requires payment in Dollars, shall be deemed to mean (i) in the case of Loans or other amounts denominated in Dollars, payment in Dollars and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, payment in such Foreign Currency.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1    Revolving Loans.

Section 2.1(A)     U.S. Revolving Loans.

(a)    Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each U.S. Revolving Lender severally, but not jointly, agrees to make revolving credit loans (“U.S. Revolving Loans”) in Dollars to the Domestic Borrowers from time to time in an aggregate principal amount of up to EIGHTY Million DOLLARS ($80,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “U.S. Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “U.S. Revolving

Facility”); provided, however, that after giving effect to such U.S. Revolving Loans, (A) with regard to each U.S. Revolving Lender individually, such U.S. Lender's U.S. Revolving Credit Exposure shall not exceed such U.S. Revolving Lender's U.S. Revolving Commitment, (B) with regard to the U.S. Revolving Lenders collectively, the aggregate U.S. Revolving Credit Exposure outstanding shall not exceed the U.S. Revolving Committed Amount then in effect and (C) the Aggregate U.S. Revolving Credit Exposure shall not exceed the Revolving Availability Amount. U.S. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request. U.S. Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the Domestic Borrowers deliver a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each U.S. Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)    Revolving Loan Borrowings.

(i)    Notice of Borrowing. The Company, for itself or another Domestic Borrower, shall request a U.S. Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. (x) on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans and (y) on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a U.S. Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (E) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, (F) if LIBOR Rate Loans are requested, the Interest Period(s) therefor and (G) the applicable Borrower. If the Company shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder, or (3) the applicable Borrower(s), then such notice shall be deemed to be a request for a Loan to the Company. The Administrative Agent shall give notice to each U.S. Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such U.S. Revolving Lender's share thereof.

(ii)    Minimum Amounts. Each U.S. Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the U.S. Revolving Committed Amount, if less). Each U.S. Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the U.S. Revolving Committed Amount, if less).

(iii)    Advances. Each U.S. Revolving Lender will make its U.S. Revolving Commitment Percentage of each U.S. Revolving Loan borrowing available to the Administrative Agent for the account of the applicable Borrower, in Dollars and in funds immediately available to the Administrative Agent, at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. on the date specified in the applicable Notice of Borrowing. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of such office (or such other account that the Company may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the U.S. Revolving Lenders and in like funds as received by the Administrative Agent.

(c)    Repayment. Subject to the terms of this Agreement, U.S. Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all U.S. Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)    Interest. Subject to the provisions of Section 2.8, U.S. Revolving Loans shall bear interest as follows:

(i)    Alternate Base Rate Loans. During such periods as any U.S. Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)    LIBOR Rate Loans. During such periods as U.S. Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on U.S. Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)    Revolving Loan Notes; Covenant to Pay. The Borrowers' obligation to pay each U.S. Revolving Lender shall be evidenced by this Agreement and, upon such U.S. Revolving Lender's request, by a duly executed promissory note substantially the form of Exhibit 2.1(e).

Section 2.1(B)     Multicurrency Revolving Loans.

(a)    Multicurrency Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Multicurrency Revolving Lender severally, but not jointly, agrees to make revolving credit loans (“Multicurrency Revolving Loans”) in Dollars or Foreign Currencies to the Borrowers from time to time in an aggregate principal amount of up to FIFTY Million DOLLARS ($50,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Multicurrency Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Multicurrency Revolving Facility”); provided, however, that after giving effect to such Multicurrency Revolving Loans, (A) with regard to the Multicurrency Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Multicurrency Revolving Loans shall not exceed the Multicurrency Revolving Committed Amount, (B) with regard to each Multicurrency Revolving Lender individually, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of such Multicurrency Revolving Lender's Multicurrency Commitment Percentage of outstanding Multicurrency Revolving Loans shall not exceed such Multicurrency Revolving Lender's Multicurrency Revolving Commitment and (C) the Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Revolving Loans made to any Borrower shall not exceed the Foreign Currency Sublimit Allocation available to such Borrower. Multicurrency Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request; provided, however, that Foreign Currency Revolving Loans may consist of only LIBOR Rate Loans. Multicurrency Revolving Loans made on the Closing Date or any of the three (3) Business Days (or four (4) Business Days with respect to Foreign Currency Revolving Loans) following the Closing Date, may only consist of Alternate Base Rate Loans unless the Borrowers deliver a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days (or four (4) Business Days with respect to Foreign Currency Revolving Loans) prior to the Closing Date. LIBOR Rate Loans shall be made by each Multicurrency Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)    Revolving Loan Borrowings.

(i)    Notice of Borrowing. The Company, for itself or another Borrower, shall request a Multicurrency Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. (x) on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans, (y) on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars and (z) on the fourth Business Day prior to the date of the requested borrowing in the case of a Foreign Currency Revolving Loan. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Multicurrency Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall consist of Domestic Revolving Loans or Foreign Currency Revolving Loans, (E) for borrowings denominated in Dollars, whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, (F) if LIBOR Rate Loans are requested, the Interest Period(s) therefor and (G) the applicable Borrower. If the Company shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (2) the Type of Multicurrency Revolving Loan requested, then (x) with respect to a Multicurrency Revolving Loan to a Domestic Borrower, such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder and (y) with respect to a Multicurrency Revolving Loan to the Foreign Borrower, such notice shall be deemed to be a request for a LIBOR Rate Loan hereunder, (3) the currency of such borrowing, then (x) with respect to a Multicurrency Revolving Loan to a Domestic Borrower, such notice shall be deemed to be a request for Domestic Revolving Loan and (y) with respect to a Multicurrency Revolving Loan to the Foreign Borrower, such notice shall be deemed to be a request for a Foreign Currency Revolving Loan, or (4) the applicable Borrower(s), then such notice shall be deemed to be a request for a Loan to the Company. The Administrative Agent shall give notice to each Multicurrency Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Multicurrency Revolving Lender's share thereof.

(ii)    Minimum Amounts. Each Multicurrency Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Multicurrency Revolving Committed Amount, if less). Each Multicurrency Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Multicurrency Revolving Committed Amount, if less).

(iii)    Advances. Each Multicurrency Revolving Lender will make its Multicurrency Revolving Commitment Percentage of each Multicurrency Revolving Loan borrowing available to the Administrative Agent for the account of the applicable Borrower, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by (A) 2:00 P.M. on the date specified in the applicable Notice of Borrowing in the case of any Domestic Revolving Loan and (B) the Applicable Time specified by the Administrative Agent in the case of any Foreign Currency Revolving Loan. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of such office (or such other account that the Company may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Multicurrency Revolving Lenders and in like funds as received by the Administrative Agent.

(c)    Repayment. Subject to the terms of this Agreement, Multicurrency Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all Multicurrency Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)    Interest. Subject to the provisions of Section 2.8, Multicurrency Revolving Loans shall bear interest as follows:

(i)    Alternate Base Rate Loans. During such periods as any Multicurrency Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)    LIBOR Rate Loans. During such periods as Multicurrency Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on Multicurrency Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)    Revolving Loan Notes; Covenant to Pay. The Borrowers' obligation to pay each Multicurrency Revolving Lender shall be evidenced by this Agreement and, upon such Multicurrency Revolving Lender's request, by a duly executed promissory note substantially the form of Exhibit 2.1(e).

(f)    Availability by Foreign Borrower. Notwithstanding anything to the contrary contained herein, the Multicurrency Revolving Facility shall be unavailable to the Foreign Borrower unless and until the requirements set forth in Section 5.14(f)(iv) of this Agreement have been satisfied in their entirety.

Section 2.2    Term Loan.

(a)    Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Domestic Borrowers (through the Administrative Agent) on the Closing Date such Term Loan Lender's Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “Term Loan Facility”). Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Domestic Borrowers by the Administrative Agent by crediting the account of the Domestic Borrowers on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Company). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Closing Date; provided, however, that the Term Loan made on the Closing Date may only consist of Alternate Base Rate Loans unless the Domestic Borrowers deliver a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b)    Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in consecutive quarterly installments on the dates set forth below, starting with the fiscal quarter ending on May 31, 2012, in the amounts set forth opposite the applicable fiscal quarter on the table below (provided, however, if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 7.2:

Quarterly Amortization Payment Dates	Amortization
May 31, 2012	$3,750,000
August 31, 2012	$3,750,000
November 30, 2012	$3,750,000
February 28, 2013	$3,750,000
May 31, 2013	$3,750,000
August 31, 2013	$3,750,000
November 30, 2013	$3,750,000
February 28, 2014	$3,750,000
May 31, 2014	$3,750,000
August 31, 2014	$3,750,000
November 30, 2014	$3,750,000
February 28, 2015	$3,750,000
May 31, 2015	$3,750,000
August 31, 2015	$3,750,000
November 30, 2015	$3,750,000
February 29, 2016	$3,750,000
May 31, 2016	$3,750,000
August 31, 2016	$3,750,000
November 30, 2016	$3,750,000
February 28, 2017	$3,750,000
Maturity Date	The remaining outstanding principal amount of the Term Loan

The outstanding principal amount of the Term Loan and all accrued but unpaid interest and other amounts payable with respect to the Term Loan shall be repaid on the Maturity Date.

(c)    Interest on the Term Loan. Subject to the provisions of Section 2.8, the Term Loan shall bear interest as follows:

(i)    Alternate Base Rate Loans. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)    LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

(d)    Term Loan Notes; Covenant to Pay. The Domestic Borrowers' obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender's request, by a duly executed promissory note of the Domestic Borrowers to such Term Loan Lender in substantially the form of Exhibit 2.2(d).

Section 2.3    Letter of Credit Subfacility.

(a)    Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the U.S. Revolving Lenders shall participate in, standby or commercial Letters of Credit denominated in Dollars for the account of the Domestic Borrowers from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the “LOC Committed Amount”), (ii) the Aggregate U.S. Revolving Exposure shall not exceed the Revolving Availability Amount and (iii) Letters of Credit shall be issued for any lawful corporate purposes and shall be issued as standby or commercial letters of credit. Except as otherwise expressly agreed in writing by all the U.S. Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is five (5) Business Days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each standby Letter of Credit issued hereunder shall be in a minimum original face amount of $100,000 and each commercial letter of credit issued hereunder shall be in a minimum original face of amount of $100,000, in each case, or such lesser amount as approved by the Issuing Lender. The Domestic Borrowers' Reimbursement Obligations in respect of each Existing Letter of Credit, and each U.S. Revolving Lender's participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement. Wells Fargo shall be the Issuing Lender on all Letters of Credit issued after the Closing Date. The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement.

(b)    Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the U.S. Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)    Participations. Each U.S. Revolving Lender, (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its U.S. Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its U.S. Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a U.S. Revolving Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each U.S. Revolving Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such U.S. Revolving Lender shall pay to the Issuing Lender its U.S. Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each U.S. Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Domestic Borrowers to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)    Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Company and the Administrative Agent. The Domestic Borrowers, on a joint and several basis, shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 3:00 P.M. on a Business Day or, if after 3:00 P.M., on the following Business Day (either with the proceeds of a U.S. Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Domestic Borrowers shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall automatically bear interest at a per annum rate equal to the Default Rate. Unless the Company shall immediately notify the Issuing Lender and the Administrative Agent of the Domestic Borrowers' intent to otherwise reimburse the Issuing Lender, the Domestic Borrowers shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Domestic Borrowers' Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Domestic Borrowers may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Domestic Borrowers to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Administrative Agent will promptly notify the other U.S. Revolving Lenders of the amount of any unreimbursed drawing and each U.S. Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such U.S. Revolving Lender's U.S. Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such U.S. Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the Business Day such notice is received. If such U.S. Revolving Lender does not pay such amount to the Administrative Agent for the account of the Issuing Lender in full upon such request, such U.S. Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such U.S. Revolving Lender pays such amount to the Administrative Agent for the account of the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each U.S. Revolving Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Repayment with Revolving Loans. On any day on which the Domestic Borrowers shall have requested, or been deemed to have requested, a U.S. Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the U.S. Revolving Lenders that a U.S. Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a U.S. Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each U.S. Revolving Lender's respective U.S. Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the Issuing Lender for application to the respective LOC Obligations. Each U.S. Revolving Lender hereby irrevocably agrees to make such U.S. Revolving Loans on the day such notice is received by the U.S. Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of U.S. Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for U.S. Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the U.S. Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such U.S. Revolving Lender hereby agrees that it shall forthwith fund its Participation Interests in the outstanding LOC Obligations on the Business Day such notice to fund is received by such U.S. Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the Business Day such notice is received; provided, further, that in the event any Lender shall fail to fund its Participation Interest as required herein, then the amount of such U.S. Revolving Lender's unfunded Participation Interest therein shall automatically bear interest payable by such U.S. Revolving Lender to the Administrative Agent for the account of the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)    Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)    ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each documentary Letter of Credit.

(h)    Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Agreement shall control.

(i)    Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Domestic Subsidiary of any Domestic Borrower; provided that, notwithstanding such statement, the Domestic Borrowers shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Domestic Borrowers' Reimbursement Obligations hereunder with respect to such Letter of Credit.

(j)    Cash Collateral. At any point in time in which there is a Defaulting Lender, the Issuing Lender may require the Domestic Borrowers to Cash Collateralize the LOC Obligations pursuant to Section 2.20.

Section 2.4    Swingline Loan Subfacility.

(a)    Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans in Dollars to the Domestic Borrowers (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the “Swingline Committed Amount”), and (ii) the Aggregate U.S. Revolving Exposure shall not exceed the Revolving Availability Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof; provided that the proceeds of Swingline Loans may not be used to repay other Swingline Loans.

(b)    Swingline Loan Borrowings.

(i)    Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Company not later than 2:00 P.M. on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans available to the Domestic Borrowers on the same Business Day such request is received by the Administrative Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $100,000 in excess thereof.

(ii)    Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the Maturity Date and (B) fifteen (15) days following such borrowing. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a U.S. Revolving Loan borrowing, in which case the Company shall be deemed to have requested a U.S. Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such U.S. Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each U.S. Revolving Lender hereby irrevocably agrees to make such U.S. Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the U.S. Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of U.S. Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for U.S. Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the U.S. Revolving Committed Amount or termination of the U.S. Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each U.S. Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Domestic Borrowers on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such U.S. Revolving Lender to share in such Swingline Loans ratably based upon its respective U.S. Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing U.S. Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate. The Domestic Borrowers shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.7(a).

(c)    Interest on Swingline Loans. Subject to the provisions of Section 2.8, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for U.S. Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)    Swingline Loan Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Domestic Borrowers in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d). The Domestic Borrowers jointly and severally covenant and agree to pay the Swingline Loans in accordance with the terms of this Agreement.

(e)    Cash Collateral. At any point in time in which there is a Defaulting Lender, the Swingline Lender may require the Domestic Borrowers to Cash Collateralize the outstanding Swingline Loans pursuant to Section 2.20.

Section 2.5    Fees.

(a)    Commitment Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Borrowers jointly and severally agree to pay to the Administrative Agent, (i) for the benefit of the U.S. Revolving Lenders (on a ratable basis after giving effect to any step-up or step-down of availability under the U.S. Revolving Facility), a commitment fee (the “U.S. Commitment Fee”) in an amount equal to the Applicable Margin per annum on the average daily unused amount of the Revolving Availability Amount and (ii) for the ratable benefit of the Multicurrency Revolving Lenders, a commitment fee (the “Multicurrency Commitment Fee” and, together with the U.S. Commitment Fee, collectively the “Commitment Fee”) in an amount equal to the Applicable Margin per annum on the average daily unused amount of the Multicurrency Revolving Committed Amount. The Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Availability Amount but Swingline Loans shall not be considered usage of the Revolving Availability Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(b)    Letter of Credit Fees. Subject to Section 2.21, in consideration of the LOC Commitments, the Domestic Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable benefit of the U.S. Revolving Lenders, a fee (i) with respect to each standby letter of credit (the “Standby Letter of Credit Fee”), equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each standby Letter of Credit from the date of issuance to the date of expiration and (ii) with respect to each commercial letter of credit (the “Commercial Letter of Credit Fee”; and together with the Standby Letter of Credit Fee, the “Letter of Credit Fee”), equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each commercial Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c)    Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Domestic Borrowers jointly and severally agree to pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges (excluding the Letter of Credit Facing Fee) from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.25% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(d)    Administrative Fee. The Domestic Borrowers jointly and severally agree to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.6    Commitment Reductions.

(a)    Voluntary Reductions. The Borrowers shall have the right to terminate or permanently reduce the unused portion of the U.S. Revolving Committed Amount or the Multicurrency Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days' prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, (i) the Aggregate U.S. Revolving Exposure would exceed the Revolving Availability Amount or (ii) the aggregate principal outstanding Dollar Amount of Multicurrency Revolving Loans would exceed the aggregate Multicurrency Revolving Committed Amount, as reduced. Any reduction in the Revolving Committed Amount shall be applied to the Commitment of each Revolving Lender in accordance with its Revolving Commitment Percentage.

(b)    Mandatory Reductions. The Borrowers acknowledge and agree that the U.S. Revolving Committed Amount shall be permanently reduced to $60,000,000 on December 1, 2013.

(c)    LOC Committed Amount. If the U.S. Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the U.S. Revolving Committed Amount.

(d)    Swingline Committed Amount. If the U.S. Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the U.S. Revolving Committed Amount.

(e)    Maturity Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.

Section 2.7    Prepayments.

(a)    Optional Prepayments and Repayments. The Borrowers shall have the right to prepay the Term Loans and repay the Revolving Loans and Swingline Loans in whole or in part from time to time; provided, however, that each partial prepayment or repayment of (i) Revolving Loans or Term Loans that are Alternate Base Rate Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining outstanding principal amount), (ii) Revolving Loans or Term Loans that LIBOR Rate Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining outstanding principal amount), (iii) Swingline Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (iv) each Revolving Loan shall be repaid in the currency in which it was made. The Company shall give three Business Days' irrevocable notice of prepayment in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent that the Borrowers elect to prepay the Term Loans, amounts prepaid under this Section shall be (i) applied ratably to the remaining principal installments thereof and (ii) applied to the Term Loans of the Term Loan Lenders in accordance with their respective Term Loan Commitment Percentages. To the extent the Borrowers elect to repay the Revolving Loans and/or Swingline Loans, amounts prepaid under this Section shall be applied to the Revolving Loans and/or Swingline Loans, as applicable of the Revolving Lenders in accordance with their respective U.S. Revolving Commitment Percentages or Multicurrency Commitment Percentages, as applicable. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b)    Mandatory Prepayments.

(i)    Revolving Committed Amount. If (A) at any time, the Aggregate U.S. Revolving Exposure shall exceed the Revolving Availability Amount, the Borrowers shall immediately repay the U.S. Revolving Loans and Swingline Loans and (after all U.S. Revolving Loans and Swingline Loans have been repaid) Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such repayment to be applied as set forth in clause (v) below) and (B) on any Revaluation Date, the aggregate principal amount of outstanding Multicurrency Revolving Loans shall exceed an amount equal to 105% of the Multicurrency Revolving Committed Amount, the Borrowers shall immediately repay such Multicurrency Revolving Loans in an amount sufficient to reduce such aggregate principal amount as of such date of payment to an amount not to exceed 100% of the Multicurrency Revolving Committed Amount (such repayment to be applied as set forth in clause (v) below).

(ii)    Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrowers shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (v) below); provided, however, that, (A) no prepayment shall be required until such time as the Net Cash Proceeds exceed $1,000,000 in any fiscal year and (2) so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent that such Net Cash Proceeds are reinvested in capital assets (other than raw materials and inventory) useful to the business of the Credit Parties within 270 days of the receipt of such Net Cash Proceeds (or, if the Company delivers to the Administrative Agent a certificate stating that the Credit Parties have committed to use such Net Cash Proceeds to acquire capital assets (other than raw materials and inventory) useful to the business of the Credit Parties within 270 days of the receipt of such Net Cash Proceeds, then such reinvestment shall occur within 365 days of the receipt of the Net Cash Proceeds), it being expressly agreed that Net Cash Proceeds not so reinvested shall be applied to prepay the Loans immediately thereafter (such prepayment to be applied as set forth in clause (v) below).

(iii)    Debt Issuances. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrowers shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (v) below).

(iv)    Extraordinary Receipts. Promptly upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Extraordinary Receipt, the Borrowers shall prepay the Loans and/or Cash Collateralize LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Extraordinary Receipt (such prepayment to be applied as set forth in clause (v) below); provided, however, that, (A) no prepayment shall be required until such time as the Net Cash Proceeds exceed $1,000,000 in any fiscal year and (2) so long as no Default or Event of Default has occurred and is continuing, Net Cash Proceeds from insurance or condemnation proceeds shall not be required to be so applied to the extent that such Net Cash Proceeds are reinvested in capital assets (other than raw materials and inventory) useful to the business of the Credit Parties within 270 days of the receipt of such Net Cash Proceeds (or, if the Company delivers to the Administrative Agent a certificate stating that the Credit Parties have committed to use such Net Cash Proceeds to acquire capital assets (other than raw materials and inventory) useful to the business of the Credit Parties within 270 days of the receipt of such Net Cash Proceeds, then such reinvestment shall occur within 365 days of the receipt of the Net Cash Proceeds), it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans immediately thereafter (such prepayment to be applied as set forth in clause (v) below).

(v)    Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied as follows:

(A)    with respect to all amounts prepaid pursuant to Section 2.7(b)(i)(A), (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans and (3) third to Cash Collateralize the LOC Obligations;

(B) with respect to all amounts prepaid pursuant to Section 2.7(b)(i)(B), to the outstanding Foreign Currency Revolving Loans; and

(C)    with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii) through (iv), (1) first to the Term Loan (ratably to the remaining amortization payments thereof), (2) second to the Swingline Loans, (3) third to the Revolving Loans (ratably to the U.S. Revolving Loans and the Multicurrency Revolving Loans) and (4) fourth to a cash collateral account in respect of LOC Obligations; provided that any Net Cash Proceeds received from the Borrowers as a result of an Asset Disposition, Debt Issuance or Extraordinary Receipt by a Foreign Credit Party shall only be required to prepay Foreign Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

(c)    Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrowers' joint and several obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

Section 2.8    Default Rate and Payment Dates.

(a)    If all or a portion of the principal amount of any Domestic Revolving Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b)    Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of occurrence of such Event of Default until such Event of Default is waived in accordance with Section 9.1. Any default interest owing under this Section 2.8(b) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

(c)    Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

Section 2.9    Conversion Options.

(a)    The Company may, in the case of Domestic Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans or to continue LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion or continuation. In addition, the Company may elect from time to time to convert all or any portion of a LIBOR Rate Loan denominated in Dollars to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Domestic Revolving Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)    Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan that is a Domestic Revolving Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. At any time any Default or Event of Default has occurred and is continuing, Foreign Currency Revolving Loans shall be automatically continued as LIBOR Rate Loans with a one month Interest Period at the end of the applicable Interest Period with respect thereto. If the Company shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans (A) to the extent denominated in Dollars, shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto and (B) to the extent denominated in Foreign Currencies, shall be automatically continued as LIBOR Rate Loans with a one month Interest Period at the end of the applicable Interest Period with respect thereto.

(c)    At the election of the Required Lenders, upon the occurrence and during the continuance of any Event of Default, all Foreign Currency Revolving Loans then outstanding shall be redenominated into Dollars on the last day of the then current Interest Periods of such Foreign Currency Revolving Loans, and such Dollar denominated Loans shall be Alternate Base Rate Loans; provided that in each case the Borrower shall be liable for any currency exchange loss related to such payments and shall promptly pay to each Lender upon receipt of notice thereof by the Borrower from such Lender the amount of any such loss incurred by such Lender.

Section 2.10    Computation of Interest and Fees; Usury.

(a)    Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)    It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11    Pro Rata Treatment and Payments.

(a)    Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement shall be applied, first, to any fees then due and owing by the Borrowers pursuant to Section 2.5, second, to interest then due and owing hereunder of the Borrowers and, third, to principal then due and owing hereunder and under this Agreement of the Borrowers. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees which shall be paid to the Issuing Lender). Each optional repayment and prepayment by the Borrowers on account of principal of and interest on the Revolving Loans and on the Term Loan, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis and in accordance with the terms of Section 2.7(a) hereof. Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's office specified on Section 9.2 in immediately available funds and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 2:00 P.M. on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, unless otherwise specified herein, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)    Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out‑of‑pocket costs and expenses (including, without limitation, reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent and the Issuing Lender;

THIRD, to the payment of all reasonable out‑of‑pocket costs and expenses (including, without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Bank Product, any breakage, termination or other payments due under such Bank Product and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section. Notwithstanding the foregoing terms of this Section, only Collateral proceeds of the Domestic Credit Parties and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product. Amounts distributed with respect to any Bank Product Debt shall be the last Bank Product Amount reported to the Administrative Agent; provided that any such Bank Product Provider may provide an updated Bank Product Amount to the Administrative Agent prior to payments made pursuant to this Section. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to the Administrative Agent.

Section 2.12    Non-Receipt of Funds by the Administrative Agent.

(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender's share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to the Loans funded to the Borrowers. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Extension of Credit. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on the date that the Administrative Agent determines such conditions are not satisfied or waived, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13    Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Company has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. If such notice is given (i) any affected Loans denominated in Foreign Currencies requested to be made on the first day of such Interest Period shall be made, at the sole option of the Company, in Dollars as Alternate Base Rate Loans or such request shall be cancelled, (ii) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made in Dollars as Alternate Base Rate Loans and (iii) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued in Dollars as Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent or the Required Lenders, as applicable, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected. Any such notice shall be effective until such time as the Administrative Agent or the Required Lenders, as applicable, reasonably determine that the conditions described above no longer exist.

Section 2.14    Yield Protection.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)     subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any LIBOR Rate Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrowers will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts to the extent necessary to compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Issuing Lender reasonably determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender's or the Issuing Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts to the extent necessary to compensate such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date such Lender or Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender's or Issuing Lender's intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15    Compensation for Losses; Eurocurrency Liabilities.

(a) Compensation for Losses.    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:
(i)    any continuation, conversion, payment or prepayment (other than a prepayment under Section 2.12(a)) of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) ;

(ii)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrowers; or

(iii)    any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 2.19;

The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

(b)    Regulation D Reserves. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such LIBOR Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Rate Loan, provided the Borrowers shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

Section 2.16    Taxes.

(a)     Issuing Lender. For purposes of this Section 2.16, the term “Lender” includes the Issuing Lender.

(b) Payments Free of Taxes. (i) Any and all payments by or on account of any obligation of any Domestic Credit Party under any Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Domestic Credit Party shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made.

(ii) Any and all payments by or on account of any obligation of any Foreign Credit Party under any Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Foreign Credit Party shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made. The obligations of the Foreign Borrower under this Section shall not apply with regard to parties who become Lenders after the Primary Syndication if and to the extent such Lender is subject to taxation in Germany either (A) due to having its seat or a permanent establishment or permanent representative in Germany or (B) due to the fact that the Obligations under this Agreement are secured by an encumbrance over real estate (grundpfandrechtlich gesichert) located in Germany and interest owed to such Lender is not exempted from German taxation under a double taxation treaty.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no such indemnification payment shall be required to the extent resulting from the gross negligence or willful misconduct of such Recipient and no consequential or special damages shall be required to be paid. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.16, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender's gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party's obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.17    Indemnification; Nature of Issuing Lender's Duties.

(a)    In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”); provided that no such indemnification payment shall be required to the extent resulting from the gross negligence or willful misconduct of the Issuing Lender or such Lender and no consequential or special damages shall be required to be paid.

(b)    As between the Credit Parties, the Issuing Lender and each Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

(c)    In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d)    Nothing in this Section is intended to limit the Reimbursement Obligation of the Borrowers contained in Section 2.3(d) hereof. The obligations of the Credit Parties under this Section shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.

(e)    Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.18    Illegality.

Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for a Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Company thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company and the Lenders that the condition or situation which gave rise to the suspension shall no longer exist within two (2) Business Days thereof, and (c) such Lender's Loans then outstanding as LIBOR Rate Loans, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law into Alternate Base Rate Loans denominated in Dollars. The Borrowers hereby agree to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.19    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.14 or is unable to make LIBOR Loans, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20    Cash Collateral.

(a)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the U.S. Borrower shall Cash Collateralize all Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.21(b) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders' obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Administrative Agent, Issuing Lender or Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrowers will, promptly upon demand by the Administrative Agent, Issuing Lender or Swingline Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.21 in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral (which determination shall not be unreasonably withheld or delayed); provided that, Subject to Section 2.21, the Person providing Cash Collateral and the Issuing Lender and Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.21    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender's or Swingline Lender's Fronting Exposure in accordance with Section 2.20; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender's and the Swingline Lender's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    Commitment Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 2.20.

(C)    Reallocation of Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender's or Swingline Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's U.S. Revolving Commitment) but only to the extent that (x) the conditions set forth in Sections 4.2(a) and (b) are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate principal amount of the outstanding Loans and Participation Interests of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's U.S. Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender's Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender's Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1    Financial Condition.

(a)    (i) The audited Consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended 2009, 2010 and 2011 and of the Acquired Company and its Subsidiaries for the fiscal years ended 2009, 2010 and 2011, together with the related Consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates (and, with respect to the Acquired Company, together with a quality of earnings report prepared by Grant Thornton LLP), (ii) the unaudited Consolidated financial statements of the Company and its Subsidiaries and of the Acquired Company and its Subsidiaries for the year-to-date period ending on the last day of the quarter that ended at least twenty (20) days prior to the Closing Date, together with the related Consolidated of income or operations, equity and cash flows for the year-to-date period ending on such date and (iii) pro forma consolidated financial statements for the Company and its Subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Transactions (it being understood that the Company will endeavor to prepare such financial statements in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act) (iv) a pro forma balance sheet of the Company and its Subsidiaries as of the last day of the quarter that ended at least twenty (20) days prior to the Closing Date giving pro forma effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements):

(A)    were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(B)    fairly present the financial condition of the Company and its Subsidiaries, as applicable, as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby; and

(C)    show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, material commitments and contingent obligations.

(b)    The five-year projections of the Credit Parties and their Subsidiaries (prepared quarterly for the first year following the Closing Date and annually thereafter for the term of this Agreement) delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions.

Section 3.2    No Material Adverse Effect.

Since February 28, 2011 (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3    Corporate Existence; Compliance with Law; Patriot Act Information.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation and (ii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, organizational documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.3 as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number, the federal tax identification number and ownership information (e.g. publicly held, if private or partnership, the owners and partners of each of the Credit Parties).

Section 3.4    Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5    No Legal Bar; No Default.

The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, the borrowings thereunder and the use of the proceeds of the Loans (a) will not violate any material Requirement of Law or any material Contractual Obligation of any Credit Party (except those as to which waivers or consents have been obtained); provided, however, solely with respect to any Immaterial Subsidiary, where such violation could not reasonably be expected to result in a Material Adverse Effect, (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties or any material Contractual Obligation to which such Person is a party or by which any of its properties may be bound or any material approval or material consent from any Governmental Authority relating to such Person; provided, however, solely with respect to any Immaterial Subsidiary, where such breach could not reasonably be expected to result in a Material Adverse Effect, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party's properties or revenues pursuant to any material Requirement of Law or material Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens. No Credit Party is in default under or with respect to any of its Contractual Obligations except to the extent such default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6    No Material Litigation.

Both immediately before and immediately after giving effect to the Acquisition, no litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties after due inquiry, threatened in writing by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Extension of Credit or any of the Transactions, or (b) which could reasonably be expected to have a Material Adverse Effect. Both immediately before and immediately after giving effect to the Acquisition, no permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.7    Investment Company Act; etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8    Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9    ERISA.

(a)    Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code, except where, in respect of any of the foregoing, individually or in the aggregate, no such event, circumstance or failure to comply has had or could reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five‑year period that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, except to the extent that any such shortfall(s), individually or in the aggregate, has not had or could not reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(b)    Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, except as could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, neither any Borrower nor any Subsidiary or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, except (a) where the failure to establish any such reserves could not could not reasonably be expected to have a Material Adverse Effect or (b) where the aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. The present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans except in such case where the underfunding could not reasonably be expected to have a Material Adverse Effect.

Section 3.10    Environmental Matters.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)    The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.

(b)    The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c)    Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non‑compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Credit Party under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.

(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)    There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Credit Party under Environmental Laws.

Section 3.11    Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by the Borrowers solely (a) to finance in whole or in part the Acquisition, (b) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries and/or the Acquired Company, (c) to pay any costs, fees and expenses associated with this Agreement on the Closing Date, (d) to pay any costs, fees and expenses incurred in connection with the Acquisition and (e) for working capital and other general corporate purposes of the Credit Parties and their Subsidiaries.

Section 3.12    Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date. Information on the attached Schedule includes the following: (a) the number of shares of each class of Equity Interests of each Subsidiary outstanding and (b) the number and percentage of outstanding shares of each class of Equity Interests owned by the Credit Parties and their Subsidiaries. The outstanding Equity Interests of all such Subsidiaries are validly issued, fully paid and non‑assessable and are owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares and warrants granted to consultants) of any nature relating to any Equity Interests of any Credit Party or any Subsidiary thereof, except as contemplated in connection with the Credit Documents or otherwise are not materially adverse to the Lenders.

Section 3.13    Ownership.

Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective assets, which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets material to the conduct of the business of the Credit Parties and their Subsidiaries, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

Section 3.14    Consent; Governmental Authorizations.

No material approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit by the Borrowers or the making of the Guaranty hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).

Section 3.15    Taxes.

Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent, or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (iii) solely with respect to any Immaterial Subsidiary, to the extent such failure could not reasonably be expected to have a Material Adverse Effect. None of the Credit Parties or their Subsidiaries is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries.

Section 3.16    Collateral Representations.

(a)    Intellectual Property. Set forth on Schedule 3.16(a), as of the Closing Date, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties or that each of the Credit Parties has the right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent).

(b)    Documents, Instruments, and Tangible Chattel Paper. Set forth on Schedule 3.16(b), as of the Closing Date, is a description of all Documents (as defined in the UCC), Instruments (as defined in the UCC), and Tangible Chattel Paper (as defined in the UCC) of the Credit Parties (including the Credit Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent).

(c)    Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts and Uncertificated Investment Property. Set forth on Schedule 3.16(c), as of the Closing Date, is a description of all Deposit Accounts (as defined in the UCC), Electronic Chattel Paper (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC), Securities Accounts (as defined in the UCC) and uncertificated Investment Property (as defined in the UCC) of the Credit Parties, including the name of (i) the applicable Credit Party, (ii) in the case of a Deposit Account, the depository institution and average amount held in such Deposit Account, (iii) in the case of Electronic Chattel Paper, the account debtor, (iv) in the case of Letter-of-Credit Rights, the issuer or nominated person, as applicable, and (v) in the case of a Securities Account or other uncertificated Investment Property, the Securities Intermediary or issuer and the average amount held in such Securities Account, as applicable.

(d)    Commercial Tort Claims. Set forth on Schedule 3.16(d), as of the Closing Date, is a description of all Commercial Tort Claims (as defined in the UCC) of the Credit Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).

(e)    Pledged Equity Interests. Set forth on Schedule 3.16(e), as of the Closing Date, is a list of (i) 100% (or, if less, the full amount owned by such Credit Party) of the issued and outstanding Equity Interests owned by such Credit Party of each Domestic Subsidiary, (ii) 65% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) owned by such Credit Party of each first-tier Foreign Subsidiary and (iii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Security Documents.

(f)    Properties. Set forth on Schedule 3.16(f)(i), as of the Closing Date, is a list of all Mortgaged Properties (including the Credit Party owning such Mortgaged Property). Set forth on Schedule 3.16(f)(ii) is a list of (i) each headquarter location of the Credit Parties (and an indication if such location is leased or owned), (ii) each other location where any significant administrative or governmental functions are performed (and an indication if such location is leased or owned), (iii) each other location where the Credit Parties maintain any books or records (electronic or otherwise) (and an indication if such location is leased or owned) and (iv) each location where any personal property Collateral is located at any premises owned or leased by a Credit Party with a Collateral value in excess of $1,000,000 (and an indication whether such location is leased or owned).

(g)    Foreign Collateral. Set forth on Schedule 3.16(g), as of the Closing Date, is a description of all foreign equivalents of the types of Collateral described in clauses (a) through (f) of this Section 3.16.

Section 3.17    Solvency.

Each Borrower is Solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. The Company and its Subsidiaries, taken as a whole, are Solvent and are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. None of the Credit Parties (other than Immaterial Subsidiaries) has unreasonably small capital in relation to the business in which it is or proposes to be engaged. None of the Credit Parties (other than Immaterial Subsidiaries) has incurred, or believes that it will incur debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted. On the Closing Date, the foregoing representations and warranties shall be made both before and after giving effect to the Transactions.

Section 3.18    Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.19    No Burdensome Restrictions.

None of the Credit Parties or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.20    Brokers' Fees.

None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the Transactions other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter.

Section 3.21    Labor Matters.

Except as disclosed on Schedule 3.21 hereto, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date. None of the Credit Parties or their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage; no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries; and there are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against any Credit Party.

Section 3.22    Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arranger or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any Transaction, is, or when furnished, will be, to the knowledge of the Company, true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to any Credit Party or any of its Subsidiaries which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Credit Parties and their Subsidiaries furnished to the Administrative Agent and the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and the Lenders.

Section 3.23    Material Contracts.

Schedule 3.23 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2. Except for matters which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Material Contract is, and immediately after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof. The Credit Parties have delivered to the Administrative Agent a true and complete copy of each Material Contract.

Section 3.24    Insurance.

The insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.24 as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2 and such insurance coverage complies with the requirements set forth in Section 5.5(b).

Section 3.25    Security Documents.

The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby (other than any such Collateral with respect to which a Lien would be perfected by possession or control and with respect to which the Administrative Agent shall not have determined to effect such possession or control). Except as set forth in the Security Documents, such security interests and Liens are currently perfected security interests and Liens (other than any such Collateral with respect to which a Lien would be perfected by possession or control and with respect to which the Administrative Agent shall not have determined to effect such possession or control) in favor of the Administrative Agent, for the benefit of the Secured Parties, prior to all other Liens (other than any such Collateral with respect to which a Lien would be perfected by possession or control and with respect to which the Administrative Agent shall not have determined to effect such possession or control) other than Permitted Liens.

Section 3.26    Classification of Senior Indebtedness.

The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

Section 3.27    Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.28    Compliance with OFAC Rules and Regulations.

(a)    None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b)    None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.29    Authorized Officer.

Set forth on Schedule 3.29 are Responsible Officers that are permitted to sign Credit Documents on behalf of the Credit Parties, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2. Such Authorized Officers are the duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, the Credit Agreement, the Notes and the other Credit Documents.

Section 3.30    Regulation H.

No Mortgaged Property is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Credit Party's written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders.

Section 3.31    Consummation of Acquisition.

The Acquisition and related transactions have been consummated substantially in accordance with the terms of the Acquisition Documents as of the Closing Date. As of the Closing Date, the Acquisition Documents have not been altered, amended or otherwise modified or supplemented in any respect that is materially adverse to the Lenders or any material condition thereof waived without the prior written consent of the Administrative Agent. Each of the representations and warranties made in the Acquisition Documents by the Credit Parties and their Subsidiaries is true and correct in all material respects.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1    Conditions to Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)    Execution of Credit Agreement; Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Loan Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a duly executed Term Loan Note, (iv) for the account of the Swingline Lender requesting a promissory note, the Swingline Loan Note, (v) counterparts of the U.S. Security Agreement, the U.S. Pledge Agreement and each Mortgage Instrument, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, and (vi) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

(b)    Authority Documents. The Administrative Agent shall have received the following:

(i)     Articles of Incorporation/Charter Documents. Original certified articles of incorporation or other charter documents (or foreign equivalent thereof), as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer's certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)     Resolutions. Copies of resolutions (or foreign equivalent thereof) of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the Transactions and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer's certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)     Bylaws/Operating Agreement. A copy of the bylaws (or foreign equivalent thereof) or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer's certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)     Good Standing. Original certificates of good standing (or foreign equivalent thereof), existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)     Incumbency. An incumbency certificate of each Authorized Officer of each Credit Party certified by an officer (pursuant to an officer's certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c)    Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties (including the Acquired Company and the Foreign Guarantors), dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party (including the Acquired Company and the Foreign Guarantors), opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and opinions as to the non-contravention of the Credit Parties' (including the Acquired Company's and the Foreign Guarantors') organizational documents and Material Contracts). The Administrative Agent shall have received evidence that the Administrative Agent and the Lenders have been permitted to rely on each opinion delivered by the Borrowers and the seller in connection with the Acquisition, in form and substance reasonably acceptable to the Administrative Agent.

(d)    Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

(i)     (A) searches of UCC filings or the equivalent records in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches;

(ii)     searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent's security interest in the Intellectual Property;

(iii)     completed UCC financing statements or the foreign equivalent for each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

(iv)     stock or membership certificates (or foreign equivalent thereof), if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Security Documents and undated stock or transfer powers duly executed in blank;

(v)     duly executed consents as are necessary, in the Administrative Agent's sole discretion, to perfect the Lenders' security interest in the Collateral;

(vi)     in the case of any personal property Collateral located at premises leased by a Credit Party and set forth on Schedule 3.16(f)(ii) such estoppel letters, consents and waivers from the landlords of such real property to the extent required to be delivered in connection with Section 5.13 (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Administrative Agent); and

(vii)     to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or reasonably appropriate to perfect the Administrative Agent's and the Lenders' security interest in the Collateral.

(e)    Real Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)     fully executed and notarized Mortgage Instruments encumbering the Mortgaged Properties as to properties owned by the Credit Parties and, to the extent reasonably required by the Administrative Agent, the leasehold interest in the Mortgaged Properties as to properties that are warehouses, plants or other real properties material to the conduct of the Credit Parties' business and are leased by the Credit Parties; and

(ii)     a title report in respect of each of the Mortgaged Properties.

(f)    Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named (i) as lenders' loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral and (ii) as additional insured, as its interest may appear, with respect to any such insurance providing liability coverage, and the Credit Parties will use their commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

(g)    Solvency Certificate. The Administrative Agent shall have received an officer's certificate prepared by the chief financial officer or other Authorized Officer reasonably approved by the Administrative Agent of the Company as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(g) hereto.

(h)    Account Designation Notice. The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.

(i)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(j)    Consents. The Administrative Agent shall have received evidence that all boards of directors (including, without limitation, the board of directors of the Acquired Company), governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such Transactions or that could seek or threaten any of the foregoing.

(k)    Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance in all material respects with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations), except where such failure to so comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(l)    Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary where such Person is the debtor in such bankruptcy or insolvency proceeding thereof.

(m)    Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (including the Acquired Company), other than Indebtedness permitted to exist pursuant to Section 6.1, shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(n)    Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance reasonably satisfactory to each of them.

(o)    No Material Adverse Change. Since February 28, 2011, there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect and (ii) since December 31, 2011, there shall not have occurred a Company Material Adverse Effect.

(p)    Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Company as of the Closing Date, substantially in the form of Exhibit 4.1(p) stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any Transaction, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct, and (C) the Credit Parties are in pro forma compliance with the financial tests set forth in Section 4.1(s) (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of January 31, 2012 and (iii) each of the other conditions precedent in Section 4.1 have been satisfied, except to the extent the satisfaction of any such condition is subject to the judgment or discretion of the Administrative Agent or any Lender.

(q)    Material Contracts. The Administrative Agent shall have received true and complete copies, certified by an officer of the Company as true and complete, of all Material Contracts, together with all exhibits and schedules.

(r)    Acquisition Documents. The Administrative Agent shall have reviewed and approved in its reasonable discretion all of the Acquisition Documents and there shall not have been any modification, amendment, supplement or waiver to the Acquisition Documents that is materially adverse to the Lenders (as determined by the Administrative Agent in its reasonable discretion) without the prior written consent of the Administrative Agent, and the Acquisition shall have been consummated in accordance with the terms of the Acquisition Documents (without waiver of any conditions precedent to the obligations of any party thereto). The Administrative Agent shall have received a copy, certified by an officer of the Company as true and complete, of each Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto.

(s)    Consolidated EBITDA and Total Leverage Ratio. The Administrative Agent shall have received evidence that (i) Consolidated EBITDA is no less than $68,000,000 and (ii) the Total Leverage Ratio of the Credit Parties and their Subsidiaries is not greater than 2.70 to 1.0, in each case, calculated on a Pro Forma Basis after giving effect to the Transactions, for the twelve-month period ending as of the most recent month prior to the Closing Date for which financial statements are available, such calculations to be reasonably satisfactory to the Administrative Agent.

(t)    Structure. The pro forma capital, ownership and management structure and shareholding arrangement of the Credit Parties and their Subsidiaries (and all agreements relating thereto) shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall be reasonably satisfied that there are no material restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions to, or otherwise advance, directly or indirectly, funds to the Borrowers. Set forth on Schedule 4.1(t) is the total capitalization of the Company after giving effect to the Transactions. The Administrative Agent shall be reasonably satisfied with the terms and amounts of any intercompany loans among the Credit Parties and the flow of funds in connection with the closing hereof.

(u)    “Know Your Customer” Requirements. The Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by any regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(v)    Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.5.

(w)    Additional Matters. All other documents and legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2    Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)    Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date.

(b)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)    Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the lesser of (A) the U.S. Revolving Committed Amount then in effect and (B) the Revolving Availability Amount, (ii) the aggregate principal amount of outstanding Multicurrency Revolving Loans shall not exceed the Multicurrency Revolving Committed Amount, (iii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iv) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d)    Additional Conditions to Revolving Loans. If (i) a U.S. Revolving Loan is requested, all conditions set forth in Section 2.1(a)(A) shall have been satisfied and (ii) a Multicurrency Revolving Loan is requested, all conditions set forth in Section 2.1(a)(B) shall have been satisfied.

(e)    Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Issuing Lender has entered into satisfactory arrangements with the Borrowers or such Defaulting Lender to eliminate the Issuing Lender's risk with respect to such Defaulting Lender's LOC Obligations.

(f)    Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Borrowers or such Defaulting Lender to eliminate the Swingline Lender's risk with respect to such Defaulting Lender's in respect of its Swingline Commitment.

Each request for an Extension of Credit and each acceptance by the Borrowers of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (f), as applicable, have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c)  the Credit Party Obligations are paid in full in cash, such Credit Party shall, and shall cause each of their Subsidiaries, to:

Section 5.1    Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a)    Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Company is required by the SEC to deliver its Form 10-K for each fiscal year of the Company (including the fiscal year ending February 29, 2012) and (ii) one hundred (100) days after the end of each fiscal year of the Company (including the fiscal year ending February 29, 2012), a copy of the Consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year (including the fiscal year ending February 29, 2012) and the related Consolidated and consolidating statements of income and retained earnings and of cash flows of the Company and its Subsidiaries for such year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b)    Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Company is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Company (including the fiscal quarter ended November 30, 2011) and (ii) fifty-five (55) days after the end of each of the first three (3) fiscal quarters of the Company (including the fiscal quarter ended November 30, 2011), a copy of the Consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such period and related Consolidated and consolidating statements of income and retained earnings and of cash flows for the Company and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year‑end audit adjustments) and including management discussion and analysis of operating results inclusive of operating metrics in comparative form; and

(c)    Annual Operating Budget and Cash Flow. As soon as available, but in any event within forty five (45) days after the end of each fiscal year (including the fiscal year ended February 29, 2011), a copy of the detailed annual operating budget or plan including cash flow projections of the Company and its Subsidiaries for the next four fiscal quarter period prepared on a monthly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year‑end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual, quarterly and monthly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP as provided in Section 1.3(b).

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Company through electronic mail; provided that, upon the Administrative Agent's request, the Company shall provide paper copies of any documents required hereby to the Administrative Agent.

Section 5.2    Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)    Accountants' Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, any document or other correspondence from the Company's independent certified public accountants reporting on the financial statements of the Company and including any information relating to such accountants knowledge of any Default or Event of Default.

(b)    Officer's Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of an Authorized Officer substantially in the form of Exhibit 5.2(b) stating that (i) such financial statements present fairly the financial position of the Credit Parties and their Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (ii) each of the Credit Parties during such period observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it, and (iii) such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period.

(c)    Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, updated Schedules, if necessary, with respect to any new or altered Collateral items where action is required by the Administrative Agent to perfect in such Collateral, including any changes to insurance policies.

(d)    Reports; SEC Filings; Regulatory Reports; Press Releases; Etc. Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which any Credit Party sends to its shareholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which any Credit Party makes to, or files with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material regulatory reports and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties.

(e)    Management Letters; Etc. Promptly upon receipt thereof, a copy or summary of any other report, or “management letter” or similar report submitted by independent accountants to any Credit Party or any of their Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

(f)    Changes in Corporate Structure. Within ten days prior to any merger, consolidation, dissolution or other change in corporate structure of any Credit Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in corporate structure to the Administrative Agent.

(g)    General Information. Promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3    Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all Federal, state or other material taxes and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice, except where such failure to pay, discharge or otherwise satisfy could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

Section 5.4    Conduct of Business and Maintenance of Existence.

Except as expressly permitted under Section 6.4, continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing. Take all reasonable action to maintain all material rights, privileges and franchises necessary in the normal conduct of its business and to maintain its goodwill and comply with all material Contractual Obligations and Requirements of Law, except to the extent that failure to take such action could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 5.5    Maintenance of Property; Material Contracts; Insurance.

(a)    Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain all material property necessary in the operation of its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b)    Comply in all material respects with the terms and provisions of the Material Contracts and cause the Material Contracts, to remain in full force and effect other than (i) to the extent such Material Contracts terminate or lapse in accordance with their respective terms in the ordinary course of business if noncompliance, termination or lapse with respect to any such Material Contract could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) as a result of a breach by the opposite party subject to such Material Contract.

(c)    Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named (i) as lenders' loss payee, as its interest may appear with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

(d)    In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any such material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, if reasonably required by the Administrative Agent or the Required Lenders, such Credit Party (whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose), at such Credit Party's cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed.

(e) Obtain and maintain all material government permits, government licenses and consents necessary for the operation and maintenance of the business of the Credit Parties.

Section 5.6    Maintenance of Books and Records.

Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities.

Section 5.7    Notices.

Give notice in writing to the Administrative Agent after any Responsible Officer of any Credit Party has knowledge thereof (which shall promptly transmit such notice to each Lender):

(a)    promptly, but in any event within two (2) Business Days, the occurrence of any Default or Event of Default;

(b)    promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000;

(c)    promptly, any litigation, or any investigation or proceeding known or threatened to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000 or involving injunctions or requesting injunctive relief by or against any Credit Party or any Subsidiary of any Credit Party, (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) by any Governmental Authority relating to any Credit Party or any Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person;

(d)    of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(e)    of any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens;

(f)    as soon as possible and in any event within thirty (30) days: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(g)    promptly of the occurrence of any material weakness in, or fraud that involves management or other employees who have a significant role in, any Credit Party's internal controls over financial reporting, in each case as described in the Securities Laws;

(h)    as soon as possible and in any event within ten (10) days prior to creating a Domestic Subsidiary or a Foreign Subsidiary, notice of the creation of such Domestic Subsidiary or Foreign Subsidiary;

(i)    promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrowers shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8    Environmental Laws.

(a)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c)    Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.

Section 5.9    Financial Covenants.

Comply with the following financial covenants:

(a)    Total Leverage Ratio. The Total Leverage Ratio, calculated as of the last day of each fiscal quarter occurring during the periods set forth below, shall be less than or equal to the following:

Period	Ratio
Closing Date through and including February 28, 2013	3.25 to 1.00
March 1, 2013 through and including February 28, 2014	3.00 to 1.00
March 1, 2014 and thereafter	2.75 to 1.00

(b)    Consolidated EBIT to Consolidated Interest Expense Ratio. The Consolidated EBIT to Consolidated Interest Expense Ratio, calculated as of the last day of each fiscal quarter, shall be greater than or equal to 3.00 to 1.00.

Section 5.10    Additional Guarantors.

(a)    The Domestic Credit Parties will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Domestic Guarantor hereunder by way of execution of a Joinder Agreement; provided that any Domestic Subsidiary formed in connection with the Indiana Project or the Florida Project shall not be required to become a Guarantor to the extent doing so would violate applicable law or such Subsidiary's organizational documents or the relevant financing documentation (to the extent otherwise permitted hereunder). In connection therewith, the Domestic Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any other Person. The Domestic Credit Party Obligations shall be secured by, among other things, a first priority perfected security interest in the Collateral (subject to Permitted Liens) of such new Domestic Guarantor and a pledge of 100% of the Equity Interests of such new Domestic Guarantor and its Domestic Subsidiaries and 65% (or such higher percentage that would not result in material adverse tax consequences for such new Domestic Guarantor) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Domestic Credit Parties shall deliver to the Administrative Agent, with respect to each Domestic Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

(b) The Credit Parties will cause each of their direct and indirect Material Foreign Subsidiaries (other than the Excluded Foreign Subsidiaries), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Foreign Guarantor to the extent legally permissible and subject to requirements and limitations arising under applicable corporate or tax laws (that would have a material adverse tax consequence), unless waived by the Administrative Agent in its reasonable discretion. In connection therewith, the Company shall give notice to the Administrative Agent not less than twenty (20) days prior to any Borrower creating a Material Foreign Subsidiary, or acquiring the Equity Interests of any other Person organized under the laws of a foreign country. The Foreign Obligations shall be secured by, among other things, a first priority security interest in the Foreign Collateral of such new Foreign Guarantor (subject to Permitted Liens) and a pledge of 100% of the Equity Interests of such new Foreign Guarantor and its Subsidiaries to the extent legally permissible and subject to requirements and limitations arising under applicable corporate or tax laws (that would have a material adverse tax consequence), unless waived by the Administrative Agent in its reasonable discretion. In connection with the foregoing, the Company shall deliver to the Administrative Agent, with respect to each new Material Foreign Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11    Compliance with Law.

Comply with all Requirements of Law and orders (including Environmental Laws, ERISA and the Patriot Act), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12    Pledged Assets.

(a)    Equity Interests. Each Domestic Credit Party will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any materially adverse tax consequences to the Borrowers or any Guarantor) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries (provided that any first-tier Foreign Subsidiary that is treated as a disregarded entity for tax purposes shall be deemed to be a Domestic Subsidiary), in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. To the extent legally permissible and subject to limitations arising under applicable corporate or tax laws, unless such requirement is waived by the Administrative Agent in its reasonable discretion, the Foreign Credit Parties will cause 100% of the Equity Interests in each of their direct Subsidiaries to be subject at all times to a first priority Lien in favor of the Administrative Agent (on behalf of the Lenders) pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request, which pledge of Equity Interests shall secure the Foreign Obligations.

(b)    Personal Property. Subject to the terms of subsection (c) below, each Domestic Credit Party will cause all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Credit Party Obligations pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Subject to the terms of subsection (c) below, each Foreign Credit Party will cause all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Credit Party Obligations of the Foreign Credit Parties pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants set forth in the Security Documents.

(c)    Real Property. To the extent otherwise permitted hereunder, if any Domestic Credit Party intends to acquire a fee or leasehold ownership interest in any real property (other than the real property related to (i) the Indiana Project and the Florida Project so long as there is mortgage Indebtedness provided by a third party associated therewith and (ii) the real property located in Hope, Alabama; provided, that such property shall, to the extent deemed reasonably necessary by the Administrative Agent, be included as Real Estate for purposes of this clause (c) to the extent the mortgage Indebtedness provided by a third party associated therewith has been paid in full and terminated) (“Real Estate”) after the Closing Date and such Real Estate has a fair market value in excess of $2,500,000, it shall use commercially reasonable efforts (the requirement to use such commercially reasonable efforts to include, to the extent applicable, the period in which the applicable Domestic Credit Party is negotiating any lease with a prospective landlord) to provide to the Administrative Agent within sixty (60) days of such acquisition (or such extended period of time as agreed to by the Administrative Agent) such security documentation as the Administrative Agent may request to cause such fee or leasehold ownership interest in Real Estate to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, title reports, title insurance policies, surveys, appraisals, zoning letters, environmental reports and opinions of counsel, all in form and substance reasonably satisfactory to the Administrative Agent. If, subsequent to the Closing Date, any Foreign Credit Party shall acquire any real property or any property that would constitute Foreign Collateral having a value exceeding $100,000 and that is required for perfection to be registered with the German land register (Grundbuchamt) or other applicable recording office, the Foreign Borrower shall promptly (and in any event within three (3) Business Days) after any Responsible Officer of the Foreign Borrower acquires knowledge of such acquisition notify the Administrative Agent of such acquisition. Subject to the terms of Section 9.28, the Foreign Borrower shall, and shall cause each Foreign Guarantor to, take such action (to the extent legally permissible and subject to limitations arising under applicable corporate or tax laws) at its own expense as reasonably requested by the Administrative Agent (including, without limitation, any of the actions described in Section 4.1(d) or (e) hereof) to ensure that the Administrative Agent has a first priority perfected Lien (subject to Permitted Liens) to secure the Foreign Obligations in all plant, property, equipment and accounts receivable of the Foreign Borrower (if applicable) or such Foreign Guarantor.

(d)    Leases and other Agreements. Each Credit Party shall timely and fully pay and perform its material obligations under all material leases and other material agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

Section 5.13    Landlord Waivers.

In the case of (a) each headquarter location of the Credit Parties, each other location where any significant administrative or governmental functions are performed and each other location where the Credit Parties maintain any books or records (electronic or otherwise) and (b) any personal property Collateral located at any other premises leased by a Credit Party containing personal property Collateral with a value in excess of $1,000,000, the Credit Parties will provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (i) requested by the Administrative Agent and (ii) the Credit Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Administrative Agent, it being acknowledged and agreed that any landlord waiver in the form of Exhibit 4.1(d) is reasonably satisfactory to the Administrative Agent).

Section 5.14    Further Assurances and Post-Closing Covenants.

(a)    Public/Private Designation. The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b)    Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c)    Visits and Inspections. The Credit Parties shall permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties (including the Collateral); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.

(d)    Conference Call. To the extent requested by the Administrative Agent, within thirty (30) days of the delivery of any financial statements referred to in subsections 5.1(a), the management of the Company shall host a conference call for the Lenders to discuss such financial statements. No fewer than three days prior to each conference call, the Company shall notify the Lenders of the time and date of such conference call and shall provide each Lender with access instructions to the conference call.

(e)    Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

(f)    Post-Closing Items.

(i)     Deposit Account Control Agreements. Within thirty (30) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Company shall deliver Deposit Account Control Agreements reasonably satisfactory to the Administrative Agent to the extent required to be delivered pursuant to Section 6.14.

(ii)     Securities Account Control Agreements. Within thirty (30) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Company shall deliver Securities Account Control Agreements reasonably satisfactory to the Administrative Agent to the extent required to be delivered pursuant to Section 6.14.

(iii)     Real Property Collateral. Within thirty (30) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Company shall deliver:

(A)     evidence as to (A) whether any Mortgaged Property is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (x) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (y) the applicable Credit Party's written acknowledgment of receipt of written notification from the Administrative Agent (I) as to the fact that such Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders; and

(B)     at the request of the Administrative Agent, an appraisal of each owned Mortgaged Property, in form and substance reasonably satisfactory to the Administrative Agent.

(iv)     Foreign Guarantors and Foreign Collateral. Within thirty (30) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Company shall cause the Canadian Guarantors, the Mexican Guarantors, the Dutch Guarantors, the Venezuelan Guarantors, the German Guarantors and the Hungarian Guarantors and the Foreign Borrower to enter into Joinder Agreements (other than with respect to the Foreign Borrower) and collateral security documents, in each case, reasonably acceptable to the Administrative Agent whereby (A) each Foreign Guarantor shall guaranty the Domestic Obligations and/or the Foreign Obligations as applicable, (B) each Foreign Guarantor shall provide collateral security in support of such guaranty and (C) the Foreign Borrower shall provide collateral security in support of its obligations hereunder. In connection with the foregoing, the Foreign Borrower and such Foreign Guarantors shall deliver to the Administrative Agent, with respect to the Foreign Borrower and each such Foreign Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

(v)     Insurance Certificates. Within thirty (30) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Company shall deliver copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance with respect to the Foreign Borrower and its Subsidiaries meeting the requirements set forth herein or in the Security Documents.

(vi)     Stock Certificates. Within thirty (30) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Company shall deliver the stock or membership certificates (or foreign equivalent thereof) and undated stock or transfer powers required hereunder to the extent not delivered to the Administrative Agent on the Closing Date.

(vii)     Intellectual Property. Within thirty (30) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Company shall deliver evidence reasonably satisfactory to the Administrative Agent that the Lien in favor of SunTrust Bank against certain Intellectual Property of the Credit Parties has been terminated.

Section 5.15    Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by the Borrowers at all times solely as set forth in Section 3.11.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated and (c) the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, that:

Section 6.1    Indebtedness.

No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b)    Indebtedness (including any undrawn amounts available under any document representing such Indebtedness) of the Credit Parties and their Subsidiaries existing as of the Closing Date as referred to in the financial statements referenced in Section 3.1 or set forth specifically in Schedule 6.1(b) hereto, and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension (plus any amounts permitted under Section 6.1(k)) and the terms of any such renewal, refinancing or extension are not materially less favorable to the obligor thereunder;

(c)    Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension; and (iii) the total amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(d)    Unsecured intercompany Indebtedness (i) among the Domestic Credit Parties, (ii) among the Foreign Credit Parties, (iii) of Domestic Credit Parties owing to Foreign Credit Parties, (iv) of Foreign Credit Parties owing to Domestic Credit Parties in an aggregate principal amount under this clause (iv) not to exceed €10,000,000 at any time outstanding; provided, that, such amount shall be reduced to €4,000,000 on the the earlier of (A) the date that is forty-five (45) days following the Closing Date and (B) the date that the requirements set forth in Section 5.14(f)(iv) of this Agreement have been satisfied in their entirety, and (v) of Excluded Foreign Subsidiaries owing to a Credit Party in an aggregate principal amount not to exceed €10,000,000 at any time outstanding; provided, that, in each case, no Default or Event of Default shall have occurred or be continuing both immediately before and immediately after giving effect to such incurrence of Indebtedness; provided further that notwithstanding the foregoing, intercompany loans, together with any Asset Dispositions under Section 6.4(a)(v), made to (A) the Venezuela Guarantor shall not exceed $10,000,000 in the aggregate at any time outstanding, (B) the Dutch Guarantor shall not exceed $20,000,000 in the aggregate at any time outstanding and (C) the Mexican Guarantor shall not exceed $17,000,000 in the aggregate at any time outstanding;

(e)    Indebtedness and obligations owing under Bank Products entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)    Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder in an aggregate principal amount not to exceed $3,000,000 for all such Persons; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party;

(g)    Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section;

(h)    unsecured Indebtedness outstanding under a credit facility of the Acquired Company or one or more of its Subsidiaries in an aggregate principal amount not to exceed €6,000,000;

(i)    Indebtedness incurred in connection with the purchase and/or construction of the Indiana Project in an aggregate principal amount not to exceed $8,000,000;

(j)    Indebtedness incurred in connection with the purchase and/or construction of the Florida Project in an aggregate principal amount not to exceed $12,000,000;

(k)    other secured or unsecured Indebtedness of Excluded Foreign Subsidiaries in an aggregate principal amount not to exceed €5,000,000;

(l)    Indebtedness to the extent constituting an Investment permitted under Section 6.5; and

(m)    other unsecured Indebtedness of Credit Parties of a nature not contemplated by the foregoing clauses hereof in an aggregate principal amount not to exceed to $5,000,000; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness and (ii) immediately before and immediately after giving effect to such incurrence, the Credit Parties are in compliance on a Pro Forma Basis with each of the financial covenants set forth in Section 5.9.

Section 6.2    Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)    Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b)    Liens in favor of a Bank Product Provider in connection with a Bank Product; provided that such Liens shall secure the Credit Party Obligations on a pari passu basis;

(c)    Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within thirty (30) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(d)    Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;

(e)    statutory Liens such as carriers', warehousemen's, mechanics', materialmen's, landlords', repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than forty-five (45) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $500,000;

(f)    pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $1,500,000;

(g)    Liens on amounts deposited to secure a Borrower's obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money;

(h)    easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)    Liens existing on the Closing Date and set forth on Schedule 1.1(b) and any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(j)    Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(k)    any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(l)    restrictions on transfers of securities imposed by applicable Securities Laws;

(m)    Liens arising out of judgments or awards not resulting in an Event of Default; provided that the applicable Credit Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(n)    any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(o)    Liens in favor of the Administrative Agent, Issuing Lender and/or Swingline Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(p)    assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(q)    Liens on the assets of Excluded Foreign Subsidiaries so long as the principal amount of Indebtedness and other obligations (in addition to the Indebtedness which is the subject of Section 6.1(b)) secured thereby does not exceed €5,000,000 in the aggregate;

(r)    Liens in the form of a mortgage with respect to the Indiana Project;

(s)    Liens in the form of a mortgage with respect to the Florida Project; and

(t)    additional Liens of a nature not contemplated by the foregoing clauses hereof so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $1,000,000 in the aggregate.

Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Secured Parties, to the extent such Lien has not already been granted to the Administrative Agent.

Section 6.3    Nature of Business.

No Credit Party will, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.4    Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a)    dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets (each a “Disposition”) or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

(i)     (A) Dispositions of inventory and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash;

(ii)     Dispositions of property or assets as a result of a Recovery Event;

(iii)     Dispositions of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(iv)     the dissolution of (A) any Domestic Credit Party (other than the Domestic Borrowers) to the extent any and all assets of such Domestic Credit Party are distributed to another Domestic Credit Party, (B) any Foreign Credit Party (other than the Foreign Borrower) to the extent any and all assets of such Foreign Credit Party are distributed to another Foreign Credit Party, (C) any Foreign Credit Party (other than the Foreign Borrower) to the extent any and all assets of such Foreign Credit Party are distributed to such Domestic Credit Party and (D) any Excluded Foreign Subsidiary;

(v)    Dispositions not contemplated by the other clauses set forth in this Section 6.4(a) by the Credit Parties and their Subsidiaries so long as such Dispositions, which when taken together with intercompany Indebtedness and Investments permitted by Section 6.5(d), do not violate the limitations and other requirements permitted by Section 6.1(d);

(vi)     the termination of any Hedging Agreement;

(vii)     the sale, lease or transfer of account receivables in the commercially reasonable judgment of the Credit Parties and in the ordinary course of business;

(viii)    Dispositions in the form of sale-leaseback transactions in an amount not to exceed $4,000,000 in the aggregate during the term of this Agreement; and

(ix)     the sale, lease or transfer of property or assets of a nature not contemplated by the foregoing clauses hereof not to exceed $3,000,000 in the aggregate in any fiscal year;

provided that (A) with respect to clauses (i)(A), (iii), (v), (vi), (vii) and (viii) above, at least 75% of the consideration paid to the Credit Parties or any such Subsidiary shall be in the form of cash or Cash Equivalents, (B) immediately after giving effect to any Disposition pursuant to clause (vii) above, the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof, recalculated for the most recently ended fiscal quarter for which information is available, (C) with respect to clauses (iv), (v), (vi), (vii), (viii) and (ix) above, no Default or Event of Default shall exist or shall result therefrom and (D) any Disposition pursuant to clauses (i), (iii) and (vii) shall be for fair market value; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of any Lender, to release its Liens relating to the particular assets sold; or

(b)    enter into any transaction of merger or consolidation, except for (A) Investments or acquisitions permitted pursuant to Section 6.5 so long as the Credit Party subject to such merger or consolidation is the surviving entity and (B)  (v) the merger or consolidation of an Excluded Foreign Subsidiary with an into another Excluded Foreign Subsidiary, a Domestic Credit Party or a Foreign Credit Party, (w) the merger or consolidation of a Foreign Subsidiary that is not a Foreign Credit Party with and into a Foreign Credit Party; provided that such Foreign Credit Party will be the surviving entity, (x) the merger or consolidation of a Domestic Credit Party with and into another Domestic Credit Party; provided that if any Domestic Borrower is a party thereto, such Domestic Borrower will be the surviving corporation, (y) the merger or consolidation of a Foreign Credit Party with and into another Foreign Credit Party; provided that if the Foreign Borrower is a party thereto, the Foreign Borrower will be the surviving corporation and (z) the merger or consolidation of a Foreign Credit Party (other than the Foreign Borrower) with an into a Domestic Credit Party.

Section 6.5    Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment or contract to make any Investment except for the following (the “Permitted Investments”):

(a)    cash and Cash Equivalents;

(b)    Investments existing as of the Closing Date as set forth on Schedule 1.1(a) and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension and the terms of any such renewal, refinancing or extension are not materially less favorable to the obligor thereunder;

(c)    receivables owing to the Credit Parties or any of their Subsidiaries or any receivables, advances and payments to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)    Investments not otherwise contemplated by the other clauses of this Section 6.5, which when taken together with Indebtedness permitted by Section 6.1(d) and Dispositions by Section 6.4(a)(v), do not exceed the amounts and limitations permitted by Section 6.1(d);

(e)    loans and advances (excluding customary reimbursement expenses in the ordinary course of business) to officers, directors and employees in an aggregate amount not to exceed $100,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including Sarbanes-Oxley);

(f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)    Permitted Acquisitions;

(h)    Bank Products to the extent permitted hereunder;

(i)    Investments constituting Indebtedness permitted under Section 6.1; and

(j)    additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made after the Closing Date pursuant to this clause shall not exceed an aggregate amount of $1,000,000 at any one time outstanding.

Section 6.6    Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an officer, director, shareholder or Affiliate, other than (a) transactions solely (i) between or among Domestic Credit Parties, (ii) between or among Foreign Credit Parties, (iii) between or among Excluded Foreign Subsidiaries, (iv) between a Domestic Credit Party and a Foreign Credit Party as permitted pursuant to Section 6.1(d), 6.4(a)(iv) or 6.5(d), between a Domestic Credit Party or a Foreign Credit Party and an Excluded Foreign Subsidiary as permitted pursuant to Section 6.1(d), 6.4(a)(v) or 6.5(d) and (v) between Credit Parties and their Subsidiaries with respect to the sale of inventory or materials consistent with past practices of the Company and (b) any Restricted Payment permitted by Section 6.10.

Section 6.7    Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries that are joined as Additional Domestic Credit Parties as required by the terms hereof, Foreign Subsidiaries joined as Additional Foreign Credit Parties as required by the terms hereof and Excluded Foreign Subsidiaries to the extent permitted by Section 6.4(a)(v) and 6.5(d).

Section 6.8    Corporate Changes.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year (other than (i) a Subsidiary of the Company may change its fiscal year to coincide with the fiscal year of the Company or (ii) to the extent required by law), (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders. No Credit Party shall (a) (i) except as permitted under Section 6.4, alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, without providing thirty (30) days prior written notice to the Administrative Agent and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may reasonably require, or (iii) change its registered legal name, without providing thirty (30) days prior written notice to the Administrative Agent and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, (b) have more than one state of incorporation, organization or formation or (c) change its accounting method (except in accordance with GAAP or as permitted by Section 1.3).

Section 6.9    Limitation on Restricted Actions.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or amend or otherwise modify the Credit Documents, except (in respect of any of the matters referred to in clauses (a)‑(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law or other restriction imposed by any Governmental Authority, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) or any of Section 6.1(h) - (k); provided that any such restriction contained therein relates only to the asset or assets constructed, acquired or financed in connection therewith or is otherwise reasonably acceptable to the Administrative Agent, (iv)  any document or instrument existing on the Closing Date and set forth on Schedule 6.9; and (v) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or is otherwise reasonably acceptable to the Administrative Agent.

Section 6.10    Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interests of such Person, (b) to make dividends or other distributions payable to any of the Credit Parties (directly or indirectly through its Subsidiaries), (c) to make dividends or other distributions payable from an Excluded Foreign Subsidiary to another Excluded Foreign Subsidiary or to any of the Credit Parties (directly or indirectly through its Subsidiaries), and (d) so long as (i) no Default or Event of Default has occurred or is continuing or would result therefrom and (ii) the Credit Parties have demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such Restricted Payment on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Total Leverage Ratio shall be .25 less than the then applicable level set forth in Section 5.9, to make other Restricted Payments in an aggregate amount not to exceed $2,500,000 during the term of this Agreement.

Section 6.11    Amendment of Subordinated Debt.

The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is materially adverse to the interests of the Lenders.

Section 6.12    Sale Leasebacks.

Except as permitted by Section 6.4(a)(viii), the Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.

Section 6.13    No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) or any of Section 6.1(h) - (k); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or is otherwise acceptable to the Administrative Agent, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.14    Account Control Agreements; Additional Bank Accounts.

Each of the Credit Parties will not open, maintain or otherwise have any checking, savings or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) the accounts set forth on Schedule 3.16(c) and designated as unrestricted accounts; provided that the balance on any such account does not exceed $100,000 and the aggregate balance in all such accounts does not exceed $100,000, (b) deposit accounts that are subject to a Deposit Account Control Agreement, (c) securities accounts that are subject to a Securities Account Control Agreement, (d)  deposit accounts established solely as payroll and other zero balance accounts, (e) other deposit accounts, so long as at any time the balance in any such account does not exceed $100,000 and the aggregate balance in all such accounts does not exceed $100,000 and (f) with respect to accounts of Foreign Credit Parties, such other accounts as the Foreign Credit Parties and the Administrative Agent shall agree to exclude due to applicable law or cost of obtaining or maintaining a Deposit Account Control Agreement or Securities Account Control Agreement.

Section 6.15    Consolidated Capital Expenditures.

The Credit Parties will not permit Consolidated Capital Expenditures made during each fiscal year of the Company and its Subsidiaries to be greater than $15,000,000, plus 50% of the unused amount available for Consolidated Capital Expenditures under this Section 6.15 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, that with respect to any fiscal year, capital expenditures made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such year and then with respect to any carry forward amount to the extent applicable.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1    Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)    Payment. (i) The Borrowers shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) the Borrowers shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) the Borrowers shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days; or (iv)  any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(b)    Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading on or as of the date made or deemed made; or

(c)    Covenant Default.

(i)     Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4 (solely if any such Credit Party is not in good standing in its jurisdiction of organization), 5.7, 5.9, 5.11, 5.13, 5.14 or Article VI hereof; or

(ii)    Any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above) and, with respect to this clause (ii) only, such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

(d)    Indebtedness Cross-Default. (i) Any Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $5,000,000 for the Credit Parties and any of their Subsidiaries (other than an Immaterial Subsidiary) in the aggregate beyond any applicable grace period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries (other than an Immaterial Subsidiary) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or (iii) any Credit Party or any of its Subsidiaries shall breach or default any Hedging Agreement that is a Bank Product; or

(e)    Other Cross-Defaults. (i) The Credit Parties or any of their Subsidiaries (other than an Immaterial Subsidiary) shall default in (A) the payment when due under any Material Contract or (B) the performance or observance, of any obligation or condition of any Material Contract and, in the case of this clause (B) only, such failure to perform or observe such other obligation or condition continues unremedied for a period of thirty (30) days after notice of the occurrence of such default unless, but only as long as, the existence of any such default is being contested by the Credit Parties in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Credit Parties to the extent required by GAAP or (ii) the actual termination of a Material Contract occurs due to nonperformance, alleged fraud, deception or willful misconduct of a Credit Party or any Subsidiary (other than an Immaterial Subsidiary) thereof; or

(f)    Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary)

any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(g)    Judgment Default. (i) One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) involving in the aggregate a liability (to the extent not covered by insurance) of $5,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance) or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof or (ii) any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(h)    ERISA Default. The occurrence of any of the following: (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, with a resulting obligation in excess of $5,000,000, (ii) any “accumulated funding deficiency” with a resulting obligation in excess of $5,000,000 (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event with an obligation in excess of $5,000,000 shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in excess of $5,000,000 in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan (or Foreign Pension Plan, if applicable) or (vi) any other similar event or condition with an obligation of greater than $5,000,000 shall occur or exist with respect to a Plan (or Foreign Pension Plan, if applicable); or

(i)    Change of Control. There shall occur a Change of Control; or

(j)    Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(k)    Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien (subject to Permitted Liens) on a material portion of the Collateral; or

(l)    Subordinated Debt. (i) The subordination provisions contained in any Subordinated Debt shall cease to be in full force and effect or shall cease to give the Lenders the rights, powers and privileges purported to be created thereby or (ii) the Credit Party Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument.

If a Default shall have occurred under the Credit Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Credit Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole and absolute discretion) as determined in accordance with Section 9.1); and once an Event of Default occurs under the Credit Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 9.1.

Section 7.2    Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrowers to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to 105% of the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1    Appointment and Authority.

Each of the Lenders, the Swingline Lender and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the successor Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2    Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.3    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default except to the extent set forth in Section 8.5.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5    Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7    Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee's gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.8    Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent's resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(d)    Any resignation by Wells Fargo, as Administrative Agent pursuant to this Section, shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

(e)    The parties hereto acknowledge and agree that for the purpose of any Dutch Security Document, any resignation by the Administrative Agent is not effective until its contractual relationship under the Dutch Parallel Debt, including all of its rights and obligations thereunder, is transferred to a successor Administrative Agent. The Administrative Agent will reasonably cooperate in assigning its rights and obligations under the Dutch Parallel Debt to the successor Administrative Agent and will reasonably cooperate in transferring all rights under the Dutch Security Documents to the successor Administrative Agent. The Administrative Agent that is resigning, the successor Administrative Agent, and each relevant Credit Party shall execute all documents necessary to ensure that the successor Administrative Agent obtains valid Dutch law Collateral similar to the previously existing Dutch Collateral.

Section 8.10    Collateral and Guaranty Matters.

(a)    The Lenders and the Bank Product Provider irrevocably authorize and direct the Administrative Agent:

(i)     to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)     to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2; and

(iii)     to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b)    In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrowers' expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

Section 8.11    Bank Products.

Except as otherwise provided herein, no Bank Product Provider shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Credit Party Obligations arising under Bank Products unless the Administrative Agent has received written notice (including, without limitation, a Bank Product Provider Notice) of such Credit Party Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendments, Waivers, Consents and Release of Collateral.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i)     reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of the Default Rate which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definitions of Asset Disposition, Debt Issuance, or Extraordinary Receipt, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (C) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

(ii)     amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)     release any Borrower from its obligations hereunder or all or substantially all of the value of the Guaranty, without the written consent of all of the Lenders; or

(iv)     release all or substantially all of the value of the Collateral without the written consent of all of the Lenders; or

(v)     subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

(vi)     permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(vii)     permit the Borrowers to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii)     amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(ix)     without the consent of Lenders holding at least a majority of the outstanding Revolving Commitments, amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or

(x)     amend, modify or waive (A) the order in which Credit Party Obligations are paid or (B) the pro rata sharing of payments by and among the Lenders, in each case in accordance with Section 2.11(b) or 9.7(b) or (C) the provisions of Article XI without the written consent of each Lender directly affected thereby; or

(xi)     amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent; or

(xii)     amend or modify the definition of Credit Party Obligations without the written consent of each Lender directly affected thereby; or

(xiii)     amend or modify the definition of Foreign Currency to add any additional currencies without the written consent of each Lender directly affected thereby; or

(xiv)     amend the definitions of “Hedging Agreement,” “Bank Product,” or “Bank Product Provider” without the consent of any Bank Product Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or (ii) correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Company and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.5), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 9.2    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)     If to the Borrowers or any other Credit Party:

VOXX International Corporation
180 Marcus Blvd.
Hauppauge, New York 11788
Attention: Charles M. Stoehr
Telephone:    631-436-6306
Fax:    631-231-1370
Email:    MStoehr@audiovox.com

with a copy to:

Duane Morris LLP
1540 Broadway
New York, NY 10036-4086
Attention:     Laurence S. Hughes
Telephone:     212-692-1004
Fax:         212-202-6315
Email:         lshughes@duanemorris.com

Levy, Stopol & Camelo LLP
1425 RXR Plaza
Uniondale, NY 11556-1425
Attention:     Larry Stopol
Telephone:     516-802-7007
Fax:         516-802-7008
Email:         lstopol@levystopol.com

(ii)     If to the Administrative Agent:

Wells Fargo Bank, National Association, as Administrative Agent
1525 West W.T. Harris Blvd.
Mail Code NC 0680
Charlotte, North Carolina 28262
Attention:     Syndication Agency Services
Telephone:     (704) 590-4937
Fax:         (704) 590-3481
Email: agencyservices.requests@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association
58 South Service Road
Suite 100
Melville, NY 11747
Attention:     Robert J. Milas
Telephone:     (516) 577-8341
Fax:         (516) 577-8333
Email:        robert.milas@wellsfargo.com

(iii)     if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders, the Swingline Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Lender pursuant to Article II if such Lender, the Swingline Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)    Each Credit Party agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party's or the Administrative Agent's transmission of communications through the Platform.

Section 9.3    No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.

Section 9.5    Payment of Expenses and Taxes; Indemnity.

(a)    Costs and Expenses. The Credit Parties shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the

Transactions shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Credit Party and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This section (b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender's Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the parties hereto or any Indemnitee shall assert, and each of them hereby waives, any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that such waiver shall not apply to any parties or any Indemnitee's right to indemnification hereunder for losses, claims, penalties, damages, liabilities and related expenses incurred by any party or Indemnitee as a result of a claim by any third party. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions.

(e)    Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(f)    Survival. The agreements contained in this Section shall survive the resignation of the Administrative Agent, the Swingline Lender and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Credit Party Obligations.

Section 9.6    Successors and Assigns; Participations.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e)

of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of any portion of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of any portion of the Term Loan Facility (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the Primary Syndication of the Loans has not been completed as determined by Wells Fargo; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) a Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A)only one (1) such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds) and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party's Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers' Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(a) as though it were a Lender; provided that such Participant agrees to be subject to Section 9.7(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7    Right of Set‑off; Sharing of Payments.

(a)    If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Swingline Lender or the Issuing Lender, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch, office or affiliate of such Lender, the Swingline Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lender or their respective Affiliates may have. Each Lender, the Swingline Lender and the Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans and (2) any amounts received by the Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

Section 9.8    Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9    Counterparts; Effectiveness; Electronic Execution.

(a)    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Borrowers, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10    Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11    Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers, the other Credit Parties or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12    Governing Law.

This Agreement and the other Credit Documents any claims, controversy or dispute arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.13    Consent to Jurisdiction; Service of Process and Venue.

(a)    Consent to Jurisdiction. The Borrowers and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrowers or any other Credit Party or their properties in the courts of any jurisdiction.

(b)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c)    Venue. The Borrowers and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14    Confidentiality.

Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Bank Product or any action or proceeding relating to this Agreement, any other Credit Document or Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15    Acknowledgments.

The Borrowers and the other Credit Parties each hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers, any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrowers and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c)    no joint venture exists among the Lenders and the Administrative Agent or among the Borrowers, the Administrative Agent or the other Credit Parties and the Lenders.

Section 9.16    Waivers of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17    Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties, which information includes the name and address of the Borrowers and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

Section 9.18    Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19    Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Credit Party Obligations. Notwithstanding any provision of this Credit Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Credit Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

Section 9.20    Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrowers, deliver all the Collateral in its possession to the Borrowers and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

Section 9.21    Concerning Joint and Several Obligations of the Domestic Borrowers.

Each of the Domestic Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Domestic Borrowers and in consideration of the undertakings of each of the Domestic Borrowers to accept joint and several liability for the obligations of each of them. Each of the Domestic Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with respect to the payment and performance of all of the Credit Party Obligations, it being the intention of the parties hereto that all the Credit Party Obligations shall be the joint and several obligations of each of the Domestic Borrowers without preferences or distinction among them. Notwithstanding any to the contrary contained in this Agreement (other than Section 2.11(b) following the exercise of remedies), the Foreign Borrower shall only be liable as a debtor with respect to the payment and performance of all amounts actually borrowed by the Foreign Borrower under the Multicurrency Revolving Facility, interest thereon, commitment fees, indemnification obligations and other liabilities related thereto, and all of its obligations and liabilities under the Foreign Security Documents.

Section 9.22    Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

Section 9.23    Appointment of Company.

Each of the Borrowers and the Guarantors hereby appoints the Company to act as its agent for all purposes under this Agreement and agrees that (a) the Company may execute such documents on behalf of such Borrower and Guarantor as the Company deems appropriate in its sole discretion and each Borrower and Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to each Borrower and Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Borrower and Guarantor.

Section 9.24    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm's-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and WFS, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and WFS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor WFS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or WFS has advised or is currently advising any Credit Party or any of their Affiliates on other matters) and neither the Administrative Agent nor WFS has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and WFS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor WFS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and WFS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or WFS with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.25    Responsible Officers and Authorized Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers and the Authorized Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by (a) an updated Schedule 3.29 and (b) evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent (or such earlier time as agreed to by the Administrative Agent).

Section 9.26    Amendment and Restatement.

This Agreement is intended to amend and restate the Existing Credit Agreement, without novation, with the Commitments set forth herein and the Lenders party hereto. All Existing Letters of Credit shall be Letters of Credit outstanding hereunder. The Credit Parties hereby ratify, affirm and acknowledge all of their obligations in respect of the Existing Credit Agreement and the related documents and agreements delivered by them thereunder, including all outstanding Existing Letters of Credit and the related LOC Documents, as amended and restated hereby. Without limiting the foregoing, all Collateral under the Existing Credit Agreement shall be Collateral hereunder and continue to secure the Obligations. The Lenders hereby agree that the commitments with respect to the Existing Credit Agreement are amended and restated to be the Revolving Commitments of this Agreement and hereby waive, on the Closing Date only, any pro rata payment provisions of this Agreement to the extent any such payments are required to repay any obligations owing to any lender under the Existing Credit Agreement that will not continue as a Lender under this Agreement. All Events of Default (as defined in the Existing Credit Agreement) under the Existing Credit Agreement are hereby waived, except to the extent any such Events of Default (as defined in the Existing Credit Agreement) that exist under the Existing Credit Agreement on the date hereof also constitute Events of Default under the express provisions of this Agreement.

Section 9.27    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 9.28    Security for Foreign Obligations.

None of the Foreign Obligations shall be secured by, or satisfied by using either directly or indirectly, interest bearing medium or long term accounts or other interest bearing medium or long term assets (zinstragende nicht nur kurzfristige Einlagen oder sonstige zinstragende nicht nur kurzfristige Kapitalüberlassungen) (jointly, “Interest Bearing Accounts”) of the Domestic Credit Parties held by the Administrative Agent or the Lenders or any other party.

Section 9.29    Quebec Interpretation.

For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the Code or PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, and (r) “fee simple title” shall include “absolute ownership”.

Section 9.30    English Language Only.

The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated hereby be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

Section 9.31    Parallel Debt.

(a)    Dutch Parallel Debt. For the purposes of creating security rights governed by Dutch law:
(i)    Klipsch irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to Administrative Agent (in its own capacity and not as agent (gevolmachtigde) or trustee) an amount equal to the aggregate of all Credit Party Obligations from time to time due in accordance with the terms and conditions of such Credit Party Obligations (such payment undertaking and the obligations and liabilities which are the result thereof, Klipsch's “Dutch Parallel Debt”);

(ii)    the Dutch Parallel Debt constitutes obligations and liabilities of Klipsch which are separate and independent from, and without prejudice to, the Credit Party Obligations and the Dutch Parallel Debt represents the Administrative Agent's own independent right to receive payment of the Dutch Parallel Debt from Klipsch, provided that the amounts which are due under the Dutch Parallel Debt under this provision shall always be equal to the amounts which are due from time to time under the Credit Party Obligations;

(iii)    the total amount due and payable in respect of the Credit Party Obligations shall be decreased to the extent that the Administrative Agent receives any amount in payment of the Dutch Parallel Debt, as if such amount were received by any Lender in payment of the corresponding Credit Party Obligations;

(iv)    the total amount due and payable by Klipsch under the Dutch Parallel Debt shall be decreased to the extent that any Lender receives any amount in payment of the Credit Party Obligations (other than by virtue of clause (iii) above); and

(v)    The Administrative Agent shall distribute any amount received in payment of the Dutch Parallel Debt among the Lenders that are the creditors of the relevant Credit Party Obligations in accordance with the provisions of this Agreement as if received by it in payment of the relevant Credit Party Obligations.

(b)    German Parallel Debt.

(i)    Notwithstanding any other provision of this Agreement or any other Credit Document, each Credit Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as a creditor in its own right and not as a representative of the other Secured Parties, sums (the “German Parallel Debt”) equal to and in the currency of each amount payable by such Credit Party to each of the other Secured Parties under each of the Credit Documents as and when that amount falls due for payment under the relevant Credit Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Credit Party, to preserve its entitlement to be paid that amount.

(ii)    The Administrative Agent shall have its own independent right to demand payment of the amounts payable by each Credit Party under this Section 9.30(b), irrespective of any discharge of such Credit Party's obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Credit Party, to preserve their entitlement to be paid those amounts.

(iii)    Any amount due and payable by a Credit Party to the Administrative Agent under this Section 9.30(b) shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by a Credit Party to such other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 9.30(b).

(iv)    The rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable by each Credit Party under the Credit Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 9.30(b).

(v)    Notwithstanding the foregoing, any payment under the Credit Documents shall be made to the relevant Credit Party as set out in the respective Credit Document, unless expressly stated otherwise in that Credit Document (save for this Section 9.30(b)) or unless the relevant Credit Party directs such payment to be made to the Administrative Agent.

Section 9.32    Administration of German Security.

(a)    The Administrative Agent will:

(i)    hold and administer any German Security which is security assigned or otherwise transferred to it under a non accessory security right (nicht akzessorische Sicherheit) as trustee (Treuhänder) for the benefit of the Secured Parties; and

(ii)    administer (verwalten) any German Security which is pledged (Verpfändung) or otherwise transferred to any or each Secured Party under an accessory security right (akzessorische Sicherheit).

(b)    Each Secured Party authorizes the Administrative Agent (whether or not by or through employees or agents):

(i)    to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Administrative Agent by the German Security Documents and this Agreement together which such powers and discretions as are reasonably incidental thereto;

(ii)    to take such action on its behalf as may, from time to time, be authorized under or in accordance with the German Security Documents and this Agreement; and

(iii)    to execute for and on its behalf any and all German Security Documents which create non-accessory (nicht akzessorisch) Collateral.

ARTICLE X

GUARANTY

Section 10.1    The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Bank Product Provider as follows: (x) each Domestic Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations and (y) each Foreign Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Foreign Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Bank Product, each Domestic Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. If any or all of the indebtedness of the Foreign Credit Parties becomes due and payable hereunder or under any Bank Product, each Foreign Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrowers, including specifically all Credit Party Obligations, arising in connection with this Agreement, the other Credit Documents or any Bank Product, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrowers may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2    Bankruptcy.

Additionally, subject to Section 10.1, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrowers to the Lenders and any Bank Product Provider whether or not due or payable by the Borrowers upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money in the applicable currency. Each of the Guarantors further agrees that to the extent that the Borrowers or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrowers or a Guarantor, the estate of the Borrowers or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3    Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrowers whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor's liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrowers, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Bank Product Provider the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4    Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrowers and whether or not any other Guarantor or the Borrowers are joined in any such action or actions.

Section 10.5    Authorization.

Subject to Section 10.1, each of the Guarantors authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrowers or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 10.6    Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Bank Product Provider to inquire into the capacity or powers of the Borrowers or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7    Waiver.

(a)    Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against the Borrowers, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent's, any Lender's or any Bank Product Provider's whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrowers, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnification obligations), including, without limitation, any defense based on or arising out of the disability of the Borrowers, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrowers or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party

Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrowers or any other party or any security.

(b)    Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers' financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)    Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Bank Product Provider against the Borrowers or any other guarantor of the Credit Party Obligations of the Borrowers owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Credit Party Obligations of the Borrowers until such time as the Credit Party Obligations (other than contingent indemnification obligations) shall have been paid in full and the Commitments have been terminated.

Section 10.8    Limitation on Enforcement.

The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Bank Product Provider (only with respect to obligations under the applicable Bank Product) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Bank Product.

Section 10.9    Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrowers, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

ARTICLE XI

SPECIAL PROVISIONS APPLICABLE TO LENDERS UPON THE OCCURRENCE OF A SHARING EVENT

Section 11.1    Participations.

Upon the occurrence of a Sharing Event, the Lenders shall automatically and without further action be deemed to have exchanged interests in the outstanding Loans and outstanding Letters of Credit such that, in lieu of the interests of each Lender in each Loan and each outstanding Letter of Credit, such Lender shall hold an interest in all Revolving Loans, Term Loans and Swingline Loans, made to the Borrowers and all outstanding Letters of Credit issued for the account of such Persons or their Subsidiaries at such time, whether or not such Lender shall previously have participated therein, equal to such Lender's Exchange Percentage thereof. The foregoing exchanges shall be accomplished automatically pursuant to this Section 11.1 through purchases and sales of participations in the various Loans and outstanding Letters of Credit as required hereby, although at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent and reasonably acceptable to such Lender to evidence the same. All purchases and sales of participating interests pursuant to this Section 11.1 shall be made in Dollars. At the request of the Administrative Agent, each Lender which has sold participations in any of its Loans and outstanding Letters of Credit as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above. For the avoidance of doubt, a Sharing Event shall be deemed to have occurred immediately prior to any acceleration pursuant to Section 7.2 or any distribution under Section 2.11(b) or Section 2.21(a)(ii).

Section 11.2    Administrative Agent's Determination Binding.

All determinations by the Administrative Agent pursuant to this Article XI shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Loans and Letters of Credit and other Extensions of Credit hereunder in accordance with the provisions hereof. Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Credit Parties and each of the Lenders. The Administrative Agent shall have no liability to any Credit Party or Lender hereunder for any determinations made by it hereunder except to the extent resulting from the Administrative Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 11.3    Participation Payments in Dollars.

Upon, and after, the occurrence of a Sharing Event (a) no further Extensions of Credit shall be made, (b) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Loans denominated in Foreign Currencies (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Sharing Event) shall be payable in Dollars (taking the Dollar Equivalent of such amounts on the date payment is made with respect thereto) and shall be distributed by the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (c) all Revolving Commitments shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any Extensions of Credit upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

Section 11.4    Delinquent Participation Payments.

If any amount required to be paid by any Lender pursuant to this Article XI is not paid to the Administrative Agent on the date upon which the Sharing Event occurred, such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (a) the amount so required to be paid by such Lender for the purchase of its participations, (b) the daily average Federal Funds Rate, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (c) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Article XI shall be conclusive in the absence of manifest error. Amounts payable by any Lender pursuant to this Article XI shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

Section 11.5    Settlement of Participation Payments.

Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Article XI and the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders' participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

Section 11.6    Participation Obligations Absolute.

Each Lender's obligation to purchase participating interests pursuant to this Article XI shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Credit Party or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default or an Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (iv) any breach of this Agreement by any Credit Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 11.7    Increased Cost; Indemnities.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (a) each Lender which has purchased such participations shall be entitled to receive from the Credit Parties any increased costs and indemnities (including, without limitation, pursuant to Section 2.14, 2.15, 2.16, 2.17, 2.18 and 9.5) directly from the Credit Parties to the same extent as if it were the direct Lender as opposed to a participant therein and (b) each Lender which has sold such participations shall be entitled to receive from the Credit Parties indemnification from and against any and all Taxes imposed as a result of the sale of the participations pursuant to this Article XI. Each Credit Party acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Article XI, increased Taxes may be owing by it pursuant to Section 2.16, which Taxes shall be paid (to the extent provided in Section 2.16) by the respective Credit Party or Credit Parties, without any claim that the increased Taxes are not payable because some resulted from the participations effected as otherwise required by this Article XI.

Section 11.8    Provisions Solely to Effect Intercreditor Agreement.

The provisions of this Article XI are and are intended solely for the purpose of effecting a sharing arrangement among the Lenders and reflects an agreement among creditors. Except as contemplated by Sections 11.3 and 11.7, none of the Credit Parties shall have any rights or obligations under this Article XI. Nothing contained in this Article XI is intended to or shall impair the obligations of the Credit Parties, which are absolute and unconditional, to pay the Credit Party Obligations as and when the same shall become due and payable in accordance with their terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWERS:    VOXX International corporation,
a Delaware corporation, as the Company

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: CFO/Senior Vice President

AUDIOVOX ACCESSORIES CORPORATION, a Delaware corporation, as a Borrower

By: /s/ Loriann Shelton
Name: Loriann Shelton
Title:CFO/Vice President/Treasurer

AUDIOVOX ELECTRONICS CORPORATION, a Delaware corporation, as a Borrower

By: /s/ Loriann Shelton
Name: Loriann Shelton
Title:CFO/Secretary/Treasurer

AUDIOVOX CONSUMER ELECTRONICS, INC., a Delaware corporation, as a Borrower

By: /s/ Loriann Shelton
Name: Loriann Shelton
Title:CFO/Secretary/Treasurer

AMERICAN RADIO CORP., a Georgia corporation, as a Borrower

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Vice President

CODE SYSTEMS, INC., a Delaware corporation, as a Borrower

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Chief Financial Officer

INVISION AUTOMOTIVE SYSTEMS INC., a Delaware corporation, as a Borrower

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Vice President

BATTERIES.COM, LLC, an Indiana limited liability company, as a Borrower

By: /s/ Loriann Shelton
Name: Loriann Shelton
Title: Secretary

KLIPSCH GROUP, INC., an Indiana corporation, as a Borrower

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Vice President

VOXX INTERNATIONAL (GERMANY) GMBH, a Gesellschaft mit beschränkter Haftung under the laws of the Federal Republic of Germany, as the Foreign Borrower

By: /s/ Klaus von Gierke
Name: Klaus von Gierke
Title: Managing Director

GUARANTORS:

By: /s/ Chris Lis Johnson
Name: Chris Lis Johnson
Title: Secretary

TECHNUITY, INC., an Indiana corporation

By: /s/ Loriann Shelton
Name: Loriann Shelton
Title: Secretary

OMEGA RESEARCH AND DEVELOPMENT TECHNOLOGY LLC, a Delaware limited liability company

By: /s/ Loriann Shelton
Name: Loriann Shelton
Title: Secretary

LATIN AMERICA EXPORTS CORP., a Delaware corporation

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Treasurer

KLIPSCH HOLDING LLC, a Delaware limited liability company

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Vice President/Treasurer

KD SALES, LLC, an Indiana limited liability company

By: /s/ Frederick L. Farrar
Name: Frederick L. Farrar
Title: Executive Vice President/CFO/Treasurer

AUDIOVOX WEBSALES LLC, a Delaware limited liability company

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Vice President

AUDIOVOX LATIN AMERICA LTD., a Delaware corporation

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Vice President

AUDIOVOX INTERNATIONAL CORP., a Delaware corporation

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Vice President

AUDIOVOX COMMUNICATIONS CORP., a Delaware corporation

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Vice President/Treasurer

AUDIOVOX GERMAN CORPORATION, a Delaware corporation

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: CFO/Vice President

AUDIOVOX ASIA INC., a Delaware corporation

By: /s/ Charles M. Stoehr
Name: Charles M. Stoehr
Title: Vice President/Secretary/Treasurer

ADMINISTRATIVE AGENT:    WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender and as Administrative Agent on behalf of the Lenders

By:
Name:
Title: